EXHIBIT 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

MACQUARIE TERMINAL HOLDINGS LLC,

MCT HOLDINGS LLC,

MACQUARIE INFRASTRUCTURE COMPANY LLC,

IMTT HOLDINGS INC.,

and

THE VOTING TRUST OF IMTT HOLDINGS INC.

July 7, 2014

5.4.	Compliance with Laws	12

5.5.	SEC Reports; Internal Controls	12

5.6.	Brokers	13

5.7.	Investment Intent; No Reliance	13

5.8.	Section 280G Representation	14

ARTICLE VI ADDITIONAL AGREEMENTS		14

6.1.	Access to Properties and Records	14

6.2.	Interim Covenants	14

6.3.	Publicity	15

6.4.	Exclusivity	15

6.5.	Post-Closing Confidentiality and Access	16

6.6.	Notification of Certain Matters	16

6.7.	Restrictive Covenants	17

6.8.	Tax Matters	19

6.9.	[Intentionally Omitted]	19

6.10.	Pension Contribution	19

6.11.	Reasonable Efforts	20

6.12.	Repurchase	20

6.13.	Further Assurances	20

6.14.	Financing	21

6.15.	Related Real Property	21

6.16.	No Additional Representations; Disclaimer; Non-Recourse	22

6.17.	Coleman Lawyer Cooperation	23

6.18	Company Obligations	23

6.19.	Director and Officer Liability and Indemnification	24

6.20.	Certain Employee Matters	25

6.21.	Master Limited Partnership Matters	25

6.22.	Employee Payments	26

6.23.	Charitable Contribution Amounts	26

6.24.	Financing Efforts	26

ARTICLE VII CONDITIONS TO MTH PARTIES’ OBLIGATIONS		26

7.1.	Representations and Warranties True at the Closing Date	27

7.2.	Performance	27

7.3.	No Litigation	27

7.4.	Governmental, Regulatory and Other Consents and Approvals	27

7.5.	Closing Deliveries of the Coleman Trust or the Company	27

7.6.	Coleman Lawyer Waiver and Release	29

7.7.	No Material Adverse Effect	29

ARTICLE VIII CONDITIONS TO THE COLEMAN TRUST’S OBLIGATIONS		30

8.1.	Representations and Warranties True at the Closing Date	30

8.2.	Performance	30

8.3.	No Litigation	30

8.4.	Governmental, Regulatory and Other Consents and Approvals	30

8.5.	Lender Consents	30

8.6.	Closing Deliveries of MTH	30

ARTICLE IX INDEMNITY		31

9.1.	Indemnification	31

9.2.	Indemnification Procedures	32

9.3.	Survival of Representations, Warranties and Covenants	34

9.4.	Waiver	34

9.5.	Characterization of Indemnity Payments for Tax Purposes	34

9.6.	Limitations	34

9.7.	Sole and Exclusive Remedy	35

ARTICLE X TERMINATION		35

10.1.	Termination	35

ARTICLE XI DEFINITIONS		37

11.1.	Defined Terms	37

ARTICLE XII MISCELLANEOUS		46

12.1.	Expenses	46

12.2.	Successors and Assigns	47

12.3.	Governing Law; Consent to Jurisdiction	47

12.4.	Remedies; Injunctive Relief	47

12.5.	WAIVER OF A JURY TRIAL	48

12.6.	Severability	48

12.7.	Amendment	48

12.8.	Waiver	48

12.9.	Notices	49

12.10.	Complete Agreement	50

12.11.	Absence of Third Party Beneficiary Rights	50

12.12.	Mutual Drafting	51

12.13.	Further Representations	51

12.14.	Public Disclosure	51

12.15.	Headings	51

12.16.	Counterparts	51

12.17.	Certain Interpretive Matters	52

12.18.	Acquisition Interests Legend	52

12.19.	Mutual Release	53

12.20.	Conflicts and Privilege	54

Schedules

1.3	Coleman Related Person Payments
1.4(a)(i)	Certain Transfer Taxes
3.2(c)	Taxes
3.2(f)	Taxes
3.3(a) – (g)	Operation Matters
3.4	Environmental and Safety Matters
4.6(b)	Accredited Investor
4.7	Related Real Property
5.3	No Violation to Result- MTH and Newco
6.2	Interim Covenants
6.5(b)	Certain Services
6.7(b)	Certain Employees
6.20	Existing Benefits Plans
7.4	Government Consents
7.5(d)	Non-Ordinary Course Payments
7.5(g)	Required Consents
7.5(h)(i) & (ii)	Lender Consents
7.5(k)	Certain Directors
8.4	Required Consents
11.1(a)	Permitted Liens
11.1(b)	Service Providers
11.1(c)	Certain Specified Contracts

Exhibits
A	Form of Registration Rights Agreement
B	Form of Opinion of Counsel to the Coleman Trust
C	Restrictive Covenant Agreement
D	Form of Termination of Shareholders’ Agreement
E	Released Persons
F	Form of Mutual Release
G	Shareholders’ Agreement

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of the 7th day of July, 2014, by and among Macquarie Terminal Holdings LLC, a Delaware limited liability company (“MTH”), MCT Holdings LLC, a Delaware limited liability company and wholly-owned subsidiary of MTH (“Newco”), Macquarie Infrastructure Company LLC, a Delaware limited liability company (“MIC”), IMTT Holdings Inc., a Delaware corporation (the “Company”), The Voting Trust of IMTT Holdings Inc., a Delaware common law trust (the “Coleman Trust”). MTH, Newco, MIC, the Company, and the Coleman Trust are referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Coleman Trust is the record owner of 50% of the issued and outstanding shares of the capital stock of the Company, which consists of 1,000 shares of Common Stock, no par value per share (the “Company Common Stock”);

WHEREAS, upon the terms and subject to the conditions set forth herein, Newco desires to acquire 50% of the issued and outstanding shares of capital stock of the Company (other than the Repurchased Shares) (the “Coleman Shares”) from the Coleman Trust and the Company desires to acquire the Repurchased Shares (collectively, the “Acquisition”);

WHEREAS, upon the terms and subject to the conditions set forth herein, Newco desires to acquire, and the Coleman Trust desires to sell to Newco, all of the Coleman Shares; and

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

ARTICLE I
PURCHASE OF COLEMAN SHARES

1.1.          Purchase of Coleman Shares. On the terms and subject to the conditions of this Agreement, including the consideration specified in Section 1.2, Newco agrees to acquire, and MTH and MIC agree to cause Newco to acquire, from the Coleman Trust, and the Coleman Trust agrees to sell to Newco, the Coleman Shares free and clear of all Encumbrances, other than Encumbrances arising under applicable federal or state securities laws (collectively, “Permitted Encumbrances”).

1.2.          Purchase Price. The price for the Coleman Shares shall be One Billion Twenty-Five Million Dollars ($1,025,000,000), which will consist of (a) Nine Hundred Ten Million Dollars ($910,000,000) (the “Cash Purchase Price”) and (b) the number of restricted LLC interests of MIC (the “Acquisition Interests”) valued at One Hundred Fifteen Million Dollars ($115,000,000) as determined pursuant to Section 1.4(c) (collectively, the “Purchase Price”). MTH shall pay, and Newco and MIC shall cause MTH to pay, the Purchase Price to the Coleman Trust pursuant to Sections 1.3 and 1.4.

1.3.        Cash Purchase Price Adjustment. The Cash Purchase Price to be paid to the Coleman Trust will be (a) decreased dollar-for-dollar by the Coleman Related Person Payments and (b) decreased by an amount equal to Fourteen Million Four Hundred Sixty-Nine Thousand Dollars ($14,469,000) (collectively, the “Closing Cash Purchase Price”) and will be paid in accordance with Section 1.4(a).

1.4.        Payments Made to the Coleman Trust.

(a)          Payment of the Closing Cash Purchase Price. At the Closing, the Closing Cash Purchase Price shall be paid as follows:

(i)          on behalf of the Company, its Subsidiaries or the Coleman Trust, as applicable, an amount equal to fifty percent (50%) of the Transfer Taxes shall be paid to the Company for subsequent payment to the applicable Government Authority (which the MTH Parties covenant and agree to cause to be timely and properly remitted to the applicable Government Authority);

(ii)         on behalf of the Company and the Coleman Trust, fees and expenses of counsel, financial advisors, investment bankers, accountants, consultants, brokers, and finders jointly engaged by the Company (other than those engaged on behalf of MIC or its Affiliates) and the Coleman Trust, or only engaged by the Coleman Trust, but with respect to which the Company has a Liability for payment for the services rendered by such Persons, in each case to the extent incurred in connection with the transactions contemplated hereunder (including the fees of the Akin Gump Strauss Hauer and Feld LLP, Andrews Kurth LLP, Coleman Lawyer and Lazard) (the “Coleman Transaction Costs”), which will be paid as described in Section 1.4(b) to the extent not paid by the Coleman Trust prior to or concurrent with the Closing; and

(iii)        to the Coleman Trust, an amount equal to the Closing Cash Purchase Price minus the amount of the payments made in accordance with clauses (i) and (ii) above. The amount to be paid pursuant to this Section 1.4(a)(iii) shall be paid by wire transfer of immediately available funds to one or more accounts that the Coleman Trust will designate in writing at least five (5) Business Days prior to the Closing.

(b)          Coleman Transaction Costs. Not later than three (3) Business Days prior to the Closing, the Company and the Coleman Trust will deliver to MTH a statement setting forth the detailed individual amounts that would be the Coleman Transaction Costs were the Closing Date to be the date of such statement. Unless the Coleman Transaction Costs are zero, at the Closing, MTH, on behalf of the Company and the Coleman Trust, will pay the Coleman Transaction Costs to the respective third parties from the Closing Cash Purchase Price in accordance with Section 1.4(a)(ii).

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(c)         Acquisition Interests.

(i)          At Closing a number of Acquisition Interests valued at One Hundred Fifteen Million Dollars ($115,000,000), based upon the per share “price to the public” (i.e., before underwriters’ discounts) in the Equity Financing (as such per share “price to the public” is specified in the registration statement filed in connection with the Equity Financing) to partially fund the Purchase Price, shall be distributed to the Coleman Trust, in a manner reasonably satisfactory to the Coleman Trust, subject to a registration rights agreement substantially in the form attached hereto as Exhibit A (the “Registration Rights Agreement”); and

(ii)         At Closing, the Acquisition Interests shall be issued in the name of the Coleman Trust and shall bear the restrictions set forth in Section 12.18.

(d)         Repurchase. At the Closing, in consideration of the payment by the Company of the Aggregate Repurchase Price, the Coleman Trust shall sell the Repurchased Shares and the Company shall acquire the Repurchased Shares, pursuant to Section 6.12 of this Agreement. The amount to be paid pursuant to this Section 1.4(d) shall be paid by wire transfer of immediately available funds to one or more accounts that the Coleman Trust will designate in writing at least five (5) Business Days prior to the Closing.

(e)          Payment of Bonus Pool. At Closing, Newco shall, and MTH and MIC shall cause Newco (or its designee) to, remit an amount equal to the Bonus Pool (as defined in Section 6.22) by wire transfer of immediately available funds to the Escrow Agent to be held by the Escrow Agent, and disbursed by the Escrow Agent, in accordance with the terms of the Escrow Agreement.

ARTICLE II
CLOSING

2.1.        Time and Place of the Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Winston & Strawn LLP, 200 Park Avenue, New York, New York 10166 within three (3) Business Days of the date on which all of the conditions of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) are satisfied or waived, on such other mutually agreeable date that is as soon as practicable following satisfaction or waiver of such conditions, or at such other location, time or date as the Parties may mutually agree (the “Closing Date”). The Closing shall be effective as of the Effective Time for tax, accounting and computational purposes.

2.2.        Closing. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

2.3.          Deliveries. At the Closing, (a) the Coleman Trust or the Company, as applicable, will deliver to MTH the various assignments, certificates, instruments, and documents referred to in Section 7.5, and (b) MTH will deliver, and Newco and MIC shall cause MTH to deliver, the Closing Cash Purchase Price, the Acquired Interests, and an amount equal to the Bonus Pool in accordance with Article I, the Charitable Contribution Amounts in accordance with Section 6.23, and the various assignments, certificates, instruments, and documents referred to in Section 8.6.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the following to MTH and Newco, as of the date hereof and as of the Closing Date:

3.1.        Company Organizational Matters.

(a)          Organizational and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized and the Company is qualified to do business and in good standing in each jurisdiction where the character or location of its assets or its properties owned, leased or operated by it, or the nature of its activities makes such qualification necessary except where the failure to be so qualified or in good standing would reasonably be expected to result in a Material Adverse Effect. The Company is not in default under or in violation of any provision of its certificate of incorporation, by-laws or any other applicable governing documents, except for such default that would not be reasonably expected to prohibit or materially impede the Company’s ability to satisfy its obligations under this Agreement.

(b)          Authority for Agreement. The board of directors (or similar managing authority) of the Company has unanimously approved this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby and has authorized the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby. The Company has full organizational power, authority and legal right to enter into this Agreement and the other documents contemplated hereby and to consummate the transactions contemplated hereby and thereby. No other corporate proceedings on the part of the Company are necessary to approve and authorize the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby. Assuming due execution and delivery by the MTH Parties and the Coleman Trust of this Agreement and the other documents contemplated hereby to which such Persons are parties, this Agreement and the other documents contemplated hereby have been duly executed and delivered by the Company and are legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

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(c)          No Violation to Result. The execution, delivery and performance by the Company of this Agreement and the other documents contemplated hereby and the consummation by the Company of the transactions contemplated hereby and thereby and the fulfillment by the Company of the terms hereof and thereof: (i) are not in violation or breach of, do not conflict with or constitute a default under, and shall not accelerate or permit the acceleration of the performance required by, any of the terms of the certificate of incorporation or bylaws of the Company or the Subsidiaries (or any similar organizational or governing documents); (ii) shall not be an event which, after notice or lapse of time or both, will result in any violation of, breach of, conflict with, default under, or acceleration of the performance required by, any of the terms of the certificate of incorporation or bylaws of the Company or the Subsidiaries (or any similar organizational or governing documents); and (iii) shall not result in a material violation under any law, judgment, decree, order, rule, regulation, permit or other legal requirement of any Government Authority applicable to the Company or any Subsidiary, except, in each case with respect to clauses (i) through (iii) of this Section 3.1(c), for such violations, breaches, conflicts, defaults, or accelerations that would not reasonably be expected to prohibit or materially impede the ability of the Company to satisfy its obligations under this Agreement.

3.2.        Taxes.

(a)          Each of the Company and the Subsidiaries has timely filed all material Tax Returns required to be filed by the Company or any Subsidiary. All material Taxes of the Company and the Subsidiaries shown as due on such material Tax Returns have been timely paid and neither the Company nor any Subsidiary has any liability for a material Tax that was due and payable (whether or not relating to a Tax Return) under applicable law.

(b)          The Company and the Subsidiaries have timely and properly withheld (i) all material required amounts from payments to its employees, agents, contractors, nonresidents, shareholders, lenders, and other Persons and (ii) all material sales, use, ad valorem, and value added Taxes. The Company and the Subsidiaries have timely remitted all withheld Taxes to the proper Government Authority in accordance with all applicable Laws.

(c)          Except as set forth on Schedule 3.2(c), no audits or other legal proceedings are in progress, pending, or, to the Company’s Knowledge, threatened with regard to any Taxes or Tax Returns of the Company or the Subsidiaries.

(d)          Neither the Company nor any Subsidiary is a party to any contract that could require it to pay any material Taxes, or to share any material Tax benefits, with another Person (other than pursuant to customary provisions of contracts entered into in the ordinary course of business the primary purpose of which are not related to the sharing of Taxes or Tax benefits such as leases, licenses, or credit agreements).

(e)          There is no contract, agreement, plan or arrangement covering any employee or former employee or independent contractor or former independent contractor of the Company or any Subsidiary that, individually or collectively, could give rise to a (or already has resulted in a) payment or provision of any other benefit (including accelerated vesting) by the Company or any Subsidiary that could not be deductible by reason of Code Section 280G or could be subject to an excise Tax under Code Section 4999 as a result of the transaction contemplated hereby.

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(f)          Except as set forth on Schedule 3.2(f), neither the Company nor any Subsidiary has a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting or any other request that is pending with any Government Authority that relates to the Taxes or Tax Returns of the Company or any of its Subsidiaries. No power of attorney granted by the Company or any Subsidiary with respect to any Taxes is currently in force. Neither the Company nor any Subsidiary has executed or filed with any Government Authority any agreement or other document extending or having the effect of extending the statute of limitations for assessment, collection or other imposition of any Tax that is still in effect.

3.3.        Contracts and Operational Matters.

(a)          Schedule 3.3(a) sets forth an accurate and complete list, including amendments, waivers or other changes thereto, of each Contract to which the Company or any Subsidiary is a party (i) which (A) could reasonably be expected to or actually does require aggregate payments by any one or more of the Company or any Subsidiary during any twelve (12) month period (but excluding Contracts terminable by the Company or any Subsidiary on 90 days or less prior notice and without material payment or penalty) in excess of $2,500,000 or (B) reflects in its terms an obligation for Indebtedness of the Company and its Subsidiaries having a value in excess of $2,500,000, (ii) which is with a top twenty customer of the Company and its Subsidiaries, taken collectively, by revenue as of the Balance Sheet Date (as such revenue is measured over the twelve (12) months immediately preceding the Balance Sheet Date), (iii)  involving restrictions relating to (A) the geographical area of operations of the Company or such Subsidiary or (B) the scope or type of business engaged in by the Company or any such Subsidiary, (iv) which is a power of attorney or agency agreement or other similar written arrangement, in each case, (A) obligating the Company or such Subsidiary to make aggregate payments in excess of $100,000 during an applicable fiscal year and (B) that is with any Person pursuant to which such Person is granted the authority to act for or on behalf of the Company or any Subsidiary, in such Person’s discretion and without the requirement of further approval by the Company or any Subsidiary, in each case, in a material capacity, (v) which is with a Service Provider, (vi) which is with any Government Authority, (vii) that satisfies the criteria in clauses (i) through (vi) of this Section 3.3(a) and which requires the consent of any other party thereto or triggers a change-of-control provision therein, in each case, in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, (viii) which is a written Contract with an employee of the Company, or a labor, union or collective bargaining Contract, including any such agreement with respect to former employees containing any ongoing or future obligations on the part of the Company or its Subsidiaries, (ix) which is a real estate title commitment or insurance policy for any real estate interest owned by the Company or any Subsidiary to the extent acquired on or after April 28, 2006, (x) which is a Facility Agreement involving (A) annual lease payments in excess of $100,000 or (B) Land with a fair market value in excess of $1,000,000, (xi) which is an insurance policy maintained by or on behalf of the Company or any Subsidiary, or (xii) which is a Related Person Contract (collectively, (i) through (xii) above, the “Significant Contracts”).

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(b)          To the Company’s Knowledge, no Significant Contract has been breached or cancelled by any other party thereto, the Company has received no written notice of any such breach or cancellation of a Significant Contract, and the Company has not delivered any written notice alleging a default under, or failure to comply with any provision of a Significant Contract. To the Company’s Knowledge, the Company and each Subsidiary have performed all of its material obligations required to be performed by the Company or such Subsidiary, as the case may be, in connection with the Significant Contracts and are not in default under or in breach of any Significant Contract, and, to the Company’s Knowledge, no event has occurred which with the passage of time or the giving of notice or both would result in a default or breach thereunder. To the Company’s Knowledge, each Significant Contract is legal, valid, binding, in full force and effect and enforceable, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). There is no litigation, suit, proceeding, action, claim, charge, demand or investigation, at law or in equity, pending or, to the Company’s Knowledge, threatened against the Company or any Subsidiary before any Government Authority, in each case, in relation to any Significant Contract. Neither the Company nor any Subsidiary is subject to or in default with respect to any written notice, order, writ, judgment, injunction or decree of any Government Authority related to any Significant Contract.

(c)          With the exception of any Real Property for which the Company has a valid and existing title insurance policy, the Company has good and marketable title to, or as applicable, a valid leasehold interest in or a valid right under contract (or otherwise) to use, any Real Property acquired by the Company on and after April 28, 2006, free and clear of material defects in title and, except as set forth on Schedule 3.3(c) and Permitted Liens, any and all Encumbrances.

(d)          Except as set forth on Schedule 3.3(d), there are no material Liabilities of the Company or any Subsidiary that would be required to be reflected or reserved against on a balance sheet in accordance with GAAP, other than: (i) those Liabilities reflected on or in the Financial Statements and notes thereto and not previously paid or discharged; (ii) those Liabilities incurred after the Balance Sheet Date arising in the ordinary course of business and consistent with past practice; and (iii) those Liabilities under Contracts entered into in the ordinary course of business and consistent with past practice (which Contracts, to the extent required by Section 3.3(a), are referred to on Schedule 3.3(a), and none of which Liabilities is a Liability for breach of any such Contract occurring prior to the Closing Date). Except as set forth on Schedule 3.3(d), each of the Company and its Subsidiaries is, and since January 1, 2011 has been, in compliance with all Laws in all material respects. For the purposes of this Section 3.3(d), whether a matter is “material” shall be assessed by the long-term impact of such matter on the Company and all of its Subsidiaries, taken collectively.

(e)          Except as set forth on Schedule 3.3(e), since the Balance Sheet Date, (i) the Company and the Subsidiaries, taken as a whole, have, in all material respects, operated their businesses in the ordinary course of business, consistent with past practice and (ii) none of the Company, its Subsidiaries, or to the Knowledge of the Company, the Coleman Trust or the Trust Beneficial Owners or any owner, or lessee, of any Related Real Property, has transferred or agreed to transfer any material interest in or title to any Related Real Property.

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3.4.        Environmental and Safety Matters.

Except as set forth on Schedule 3.4:

(a)          the Company and its Subsidiaries have been and are in material compliance with any applicable Environmental Laws and neither the Company nor any Subsidiary has any material Liability that has arisen or is reasonably expected to arise under any Environmental Law (excluding any violations that have been corrected or settled);

(b)          neither the Company nor any Subsidiary has entered into any written agreement, other than non-material purchase right of ways, servitudes, lease and operating agreements, with any Government Authority or any other Person by which the Company or any Subsidiary has indemnified or assumed material responsibility, either directly or as a guarantor or surety, for the remediation of any condition arising from or relating to a Release of Hazardous Substances into the environment; and

(c)          neither the Company nor any Subsidiary has received any Claim or demand in writing from any Government Authority or any other Person alleging a material violation of or material Liability under any Environmental Law, or a material Release of Hazardous Substances into the environment at, on, in or under any Related Real Property, or arising in any way out of the ownership or operation of the business and assets of the Company and the Subsidiaries, including at any real property formerly owned, leased or operated by the Company or any Subsidiary or to which Hazardous Substances generated by the Company or any Subsidiary came to be located, excluding claims or demands that have been resolved.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COLEMAN TRUST

The Coleman Trust represents and warrants to the following to MTH and Newco, as of the date hereof and as of the Closing Date:

4.1.        Organization. The Coleman Trust is a voting trust duly formed and validly existing under the laws of Delaware and the Coleman Trust is qualified to do business and in good standing in each jurisdiction where the character or location of its assets or its properties owned, leased or operated by it, or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would reasonably be expected to result in a Material Adverse Effect. The Coleman Trust is not in default under or in violation of any provision of its trust agreement or any other applicable governing documents, except for such default that would not be reasonably expected to prohibit or materially impede the ability of the Coleman Trust’s ability to satisfy its obligations under this Agreement.

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4.2.        Authority for Agreement. The trustees of the Coleman Trust have duly approved this Agreement and the other documents contemplated hereby to which the Coleman Trust is party and the transactions contemplated hereby and thereby and have authorized the execution, delivery and performance of this Agreement and the other documents contemplated hereby to which the Coleman Trust is party and the consummation of the transactions contemplated hereby and thereby. The Coleman Trust has full organizational power, authority and legal right to enter into this Agreement and the other documents contemplated hereby to which the Coleman Trust is a party and to consummate the transactions contemplated hereby and thereby. No other organizational proceedings on the part of the Coleman Trust are necessary to approve and authorize the execution, delivery and performance of this Agreement and the other documents contemplated hereby to which the Coleman Trust is party and the consummation of the transactions contemplated hereby and thereby. This Agreement and the other documents contemplated hereby to which the Coleman Trust is party have been duly executed and delivered by the Coleman Trust and are legal, valid and binding obligations of the Coleman Trust, enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3.        No Violation to Result. The execution, delivery and performance by the Coleman Trust of this Agreement and the other documents contemplated hereby to which the Coleman Trust is party and the consummation by the Coleman Trust of the transactions contemplated hereby and thereby and the fulfillment by the Coleman Trust of the terms hereof and thereof: (a) are not in violation or breach of, do not conflict with or constitute a default under, and shall not accelerate or permit the acceleration of the performance required by, any of the terms of the trust or trust agreement to which the Coleman Trust is a party or by which the Coleman Trust is bound; (b) shall not be an event which, after notice or lapse of time or both, will result in any such violation, breach, conflict, default, or acceleration; and (c) shall not result in a violation under any law, judgment, decree, order, rule, regulation, permit or other legal requirement of any Government Authority applicable to the Coleman Trust, except, in each case with respect to clauses (a) through (c) of this Section 4.3, for such violations, breaches, conflicts, defaults, or accelerations that would not reasonably be expected to prohibit or materially impede the ability of the Coleman Trust to satisfy its obligations under this Agreement. No notice to, filing with, or consent of, any Person is necessary for the execution, delivery or performance by the Coleman Trust of this Agreement and the other documents contemplated hereby or the consummation by the Coleman Trust of the transactions contemplated hereby or thereby.

4.4.        Coleman Shares; Ownership of Coleman Trust. The Coleman Trust is the sole record holder of the Coleman Shares. The Coleman Trust has good title to the Coleman Shares, free and clear of any Encumbrance (other than Permitted Encumbrances). The Coleman Trust has provided to MTH true, correct and complete copies of the Coleman Trust’s trust agreement and voting agreement, including all amendments made thereto at any time prior to the date of this Agreement and a list of the current beneficiaries of the Coleman Trust.

4.5.        Brokers. No Person has or will have any right, interest or claim against or upon MTH, Newco, the Company or a Subsidiary for any commission, fee or other compensation payable as a finder or broker, in each case, as a result of an act (or the failure to act) by the Coleman Trust or any of its beneficiaries in connection with the transactions contemplated by this Agreement, except for the engagement of Lazard by the Coleman Trust.

4.6.        Accredited Investor.

(a)          The Coleman Trust is an “accredited investor” as such term is defined under the Securities Act.

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(b)        The Coleman Trust is and will be acquiring the Acquisition Interests, if any, for investment purposes only, and not with a view to, or for, any public resale or, except as set forth on Schedule 4.6(b), other distribution thereof. The Coleman Trust acknowledges that the Acquisition Interests have not been registered under the Securities Act, or any state or foreign securities laws, and that the Acquisition Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and is registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

(c)        The Coleman Trust has had the opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Acquisition Interests. The Coleman Trust has had full access to such information and materials concerning MIC as the Coleman Trust. MTH has answered all inquiries that the Coleman Trust has made to MTH relating to MIC or the sale of the Acquisition Interests.

(d)        The Coleman Trust has such knowledge and experience in financial and business matters such that the Coleman Trust is capable of evaluating the merits and risks of investment in the Acquisition Interests and of making an informed investment decision with respect thereto.

(e)        The Coleman Trust is aware that an investment in the Acquisition Interests is highly speculative and subject to substantial risks.

(f)         The Coleman Trust is able to bear the economic risk of its, his or her investment in the Acquisition Interests for an indefinite period of time.

(g)         The Coleman Trust (i) understands the tax implications of an investment in the Acquisition Interests, (ii) has had an opportunity, to consult with legal, tax and other financial advisors of its own choosing in connection with the investment in the Acquisition Interests and the transactions and the transactions contemplated hereby, (iii) is not relying on MTH or Newco or any Affiliate thereof or any legal, tax or other financial advisors of any of the foregoing in determining whether to accept the Acquisition Interests or the method, or the tax effects, of so accepting and (iv) has conducted its own independent investigation of MIC, its respective businesses, assets and liabilities to the extent information relating to such investigation has been made available to it (it being understood that the MIC SEC Reports are deemed as having been made available to the Coleman Trust for the purposes of this Agreement).

(h)         None of the following information has ever been represented, guaranteed or warranted to the Coleman Trust, expressly or by implication, by MIC, MTH or Newco or by any officer, director, employee or agent of MIC, MTH or Newco or by any other Person:

(i)          the length of time that the Coleman Trust will be required to remain as an equityholder in MIC; the profit or loss that may be realized as a result of the ownership of the Acquisition Interests;

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(ii)         except as set forth herein, the accuracy or completeness of any information regarding MIC, including any projections, forecasts, estimates, budgets or prospect information, furnished or made available to the Coleman Trust or its representatives; or

(iii)        that the past performance or experience of the management of MIC or any other Person are in any way indicative of future results of operations of MIC or a return on an investment in the Acquisition Interests.

4.7.        Related Real Property. Schedule 4.7 lists and describes each parcel of Related Real Property including the address of each Related Real Property and the applicable Related Real Property Owner.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE MTH PARTIES

The MTH Parties, jointly and severally, represent and warrant to the Coleman Trust, as of the date hereof and as of the Closing Date, as follows:

5.1.        Organization. Each MTH Party is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware and is authorized to do business in each jurisdiction where the character or location of its assets or properties owned, leased or operated by it or the nature of its activities makes such qualification necessary. Each MTH Party has full limited liability company power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its business as now conducted and presently proposed to be conducted.

5.2.        Authority for Agreement. The Board of Directors, managers or other governing authority of each MTH Party has duly approved this Agreement and the other documents contemplated hereby to which such MTH Party is party and the transactions contemplated hereby and thereby and have authorized the execution, delivery and performance of this Agreement and the other documents contemplated hereby to which such MTH Party is party and the consummation of the transactions contemplated hereby and thereby. Each MTH Party has full limited liability company power, authority and legal right to enter into this Agreement and the other documents contemplated hereby to which such MTH Party is party and to consummate the transactions contemplated hereby and thereby. No other company proceedings on the part of a MTH Party are necessary to approve and authorize the execution, delivery and performance of this Agreement and the other documents contemplated hereby to which such MTH Party is party and the consummation of the transactions contemplated hereby and thereby. This Agreement and the other documents contemplated hereby to which any MTH Party is a party have been duly executed and delivered by MTH and are legal, valid and binding obligations of such MTH Party, enforceable against such MTH Party in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

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5.3.        No Violation to Result. Except as set forth on Schedule 5.3, the execution, delivery and performance by the MTH Parties of this Agreement and the other documents contemplated hereby to which any MTH Party is a party and the consummation by the MTH Parties of the transactions contemplated hereby and thereby and the fulfillment by the MTH Parties of the terms hereof and thereof: (a) are not in violation or breach of, do not conflict with or constitute a default under, and shall not accelerate or permit the acceleration of the performance required by, any of the terms of the certificate of formation or limited liability company of any MTH Party or any note, debt instrument, security agreement or mortgage, or any other contract or agreement, written or oral, to which any MTH Party is a party or by which any MTH Party is bound; (b) shall not be an event which, after notice or lapse of time or both, will result in any such violation, breach, conflict, default, or acceleration; (c) shall not result in a violation under any law, judgment, decree, order, rule, regulation, permit or other legal requirement of any Government Authority applicable to the MTH Parties or to MTH’s Knowledge, the transactions contemplated herein; and (d) shall not result in the creation or imposition of any Encumbrance, possibility of Encumbrance, or restriction in favor of any third Person upon any of the properties or assets of the MTH Parties. Other than as set forth on Schedule 5.3, no notice to, filing with, or consent of, any Person is necessary for the execution, delivery or performance by any MTH Party of this Agreement and the other documents contemplated hereby or the consummation by any MTH Party of the transactions contemplated hereby or thereby.

5.4.        Compliance with Laws. Each MTH Party has made, or will make prior to the Closing, all filings and registrations and has otherwise complied with all laws, regulations, rules, orders, permits, judgments, decrees and other requirements and policies imposed by any Government Authority, no MTH Party has received any notice or citation for noncompliance with any of the foregoing, and to MTH’s Knowledge, there exists no condition, situation or circumstance, nor has there existed such a condition, situation or circumstance, which, after notice or lapse of time, or both, would constitute noncompliance with or give rise to future liability in connection with the transactions contemplated hereunder. To MTH’s Knowledge, no MTH Party, nor any of the employees, agents or assignees of any MTH Party has committed (or taken any action to promote or conceal) any violation of the Foreign Corrupt Practices Act, 15 U.S.C. sections 78dd-1, -2, and Newco, as it relates to its investment, has all licenses, permits, approvals, qualifications or the like, from any Government Authority or any Person necessary for the consummation of the transactions contemplated hereunder.

5.5.        SEC Reports; Internal Controls.

(a)          Since January 1, 2013, MIC has filed or furnished all reports, including but not limited to the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K, forms, schedules, statements and other documents required to be filed or furnished by MIC with or to the SEC, as applicable, pursuant to the Securities Act or the Exchange Act (the “MIC SEC Reports”). All such MIC SEC Reports as of their respective dates, or, if amended, as of the date of the last such amendment (i) complied as to form in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) as of its filing date in the case of any Exchange Act report and as of its effective date in the case of any Securities Act filing, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the MIC SEC Reports. To MTH’s Knowledge, none of the MIC SEC Reports is the subject of ongoing SEC review or investigation.

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(b)          MIC has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. MIC’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by MIC in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to MIC’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

5.6.        Brokers. No Person has or will have any right, interest or claim against or upon any of the Coleman Trust, the Trust Beneficial Owners or the Company for any commission, fee or other compensation payable as a finder or broker in connection with the transactions contemplated by this Agreement because of any act by any MTH Party.

5.7.        Investment Intent; No Reliance. The MTH Parties and their respective representatives have inspected and conducted such review and analysis (financial and otherwise) of the Company, its business and assets as desired by them. In determining to execute, deliver and perform the obligations of the MTH Parties under this Agreement, the MTH Parties have not relied on any representations and warranties of the Coleman Trust, the Company, or any Affiliate, agent or representative of any of the foregoing of any kind or character, (x) except the representations and warranties made by the Company and specifically set forth in Articles III and (y) the representations and warranties made by the Coleman Trust and specifically set forth in Article IV, as applicable. The MTH Parties have such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Coleman Shares and are capable of bearing the economic risk of such investment. Each of the MTH Parties is an “accredited investor” as that term is defined in Rule 501 of Regulation D (without regard to Rule 501(a)(4)) promulgated under the Securities Act. Newco is acquiring the Shares for investment for its own account and not with a view toward sale in connection with any distribution thereof, or with any present intention of distributing or selling the Coleman Shares. Newco does not have any contract or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the Coleman Shares. Each of the MTH Parties acknowledges and understands that (a) the acquisition of the Coleman Shares has not been registered under the Securities Act in reliance on an exemption therefrom and (b) the Coleman Shares will, upon such acquisition, be characterized as “restricted securities” under state and federal securities laws. Each of the MTH Parties further acknowledges and understands that the Coleman Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities laws.

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5.8.        Section 280G Representation. The total fair market value of the 1,000 shares of Common Stock of the Company owned by MIC is less than one-third of the total gross fair market value of all of MIC’s assets. For purposes of this Section 5.8, “gross fair market value” means the value of the assets, determined without regard to any liabilities associated with such assets.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1.        Access to Properties and Records.

(a)          During the Pre-Closing Period, the Company shall (a) make available to MTH such information as reasonably requested by MTH to enable MTH to monitor the performance of the Company and the Subsidiaries and (b) use commercially reasonable efforts to provide to and procure for MIC and its agents, and not unreasonably withhold, condition or delay consent to the public release of all information, access and third party consents specified on Schedule 3.3(a) as reasonably required to enable MTH and/or its ultimate parent entity in its reasonable judgment, to satisfy its disclosure obligations relating to the transactions contemplated hereunder arising under applicable securities law or stock exchange regulations.

(b)          During the Pre-Closing Period, the Company shall use commercially reasonable efforts to provide to MTH a schedule setting forth, to the Company’s Knowledge, (i) the address of any location where any material books and records not located at the headquarters of the Company are located, and the location and address of any off-site storage sites for such material books and records of the Company, (ii) the name of each custodian, keeper or person in possession of such books and records, and (iii) the contact information of each such person, including mailing address, phone number and email address.

6.2.        Interim Covenants.

(a)          During the Pre-Closing Period, except to the extent contemplated by this Agreement or otherwise consented to by an instrument in writing signed by MTH or as otherwise set forth in Schedule 6.2, the Company shall (i) not take an action the intent of which is to conduct its business other than in the ordinary course of its business, consistent with past practices; (ii) maintain its legal existence; (iii) use commercially reasonable efforts, consistent with past practice, (A) to preserve the goodwill and business of the material customers and material vendors of the Company and/or any Subsidiary and any Service Provider of Company and/or Subsidiary and (B) to retain the services of the key employees of Company or Subsidiary identified on Schedule 6.2; (iv) use commercially reasonable efforts, consistent with past practice, to maintain its assets in customary repair, maintenance and condition, except to the extent of normal wear and tear; (v) use commercially reasonable efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that maintained as of the date of this Agreement; (vi) not take an action the intent of which is to cause the representations and warranties of the Company set forth in Article III to fail to be true and correct in all material respects as of the Closing Date; (vii) not take any action of the type set forth in Section 3 of the Shareholders’ Agreement without obtaining the prior written approval of the Investor Representative, the Board of Directors of the Company or MTH; and (viii) comply with the terms of the Shareholders’ Agreement.

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(b)          During the Pre-Closing Period, except to the extent contemplated by this Agreement or otherwise consented to by an instrument in writing signed by MTH (which consent shall not be unreasonably withheld, conditioned or delayed), the Company and its Subsidiaries shall not (i) incur any Taxes outside the ordinary course of business, (ii) change a method of accounting for income Tax purposes, (iii) enter into any agreement with any Government Authority with respect to any Tax matter, (iv) surrender any right to a Tax refund, (v) change an accounting period with respect to Taxes, (vi) file an amended Tax Return, (vii) make any election with respect to Taxes, or (viii) change or revoke any election with respect to Taxes.

6.3.        Publicity. MTH and the Coleman Trust shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and shall consult with each other as to the form and substance of other public disclosures related thereto; provided, however, that nothing contained herein shall prohibit any Party or its ultimate parent entity from making any disclosure required by applicable laws or regulations. The Parties agree that the investors relations department of Macquarie Infrastructure Company Trust may make such disclosures as required in its reasonable judgment to facilitate the dissemination of information relating to the transactions contemplated hereunder, subject to the prior written consent of the Coleman Trust, which such consent shall not be unreasonably withheld, conditioned, or delayed.

6.4.        Exclusivity. Subject to the terms of the Shareholders’ Agreement, neither the Company, nor any Subsidiary, nor the Coleman Trust, nor any agent, officer, director or any representative thereof, shall during the Pre-Closing Period, directly or indirectly: (a) solicit, accept, approve, encourage by overt action, initiate, or respond to the submission of proposals or offers from any Person for, (b) participate in any discussions or negotiations pertaining to, or (c) furnish any information to any Person, in each case, other than MTH, Newco and MIC, and their respective representatives, relating to, any acquisition or purchase of all or a material amount of the assets (other than assets sold by the Company or its Subsidiaries in the ordinary course of business) of, or any equity interest in, the Company or any Subsidiary or a merger, consolidation or business combination involving the Company or any Subsidiary. If the Company, a Subsidiary, or the Coleman Trust receives any unsolicited offer or proposal relating to any of the above, the Company, or the Coleman Trust shall immediately notify MTH thereof, including the identity of the party making such offer or proposal and the specific terms of such offer or proposal, to the extent known, and provide MTH with a copy thereof, to the extent such offer or proposal is in writing and in such Person’s possession, or summary of the material terms and conditions of such proposal, if such offer is not in writing or in such Person’s possession.

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6.5.        Post-Closing Confidentiality and Access.

(a)          Confidentiality. From and after the Closing, the Coleman Trust will treat and hold as confidential all of the Confidential Information and, except in connection with the enforcement of any such Person’s rights, or defenses of claims against such Person, under this Agreement, shall refrain from disclosing any of the Confidential Information. In the event that the Coleman Trust is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigation demand, or similar process to disclose any Confidential Information such Person is otherwise hereby prohibited from disclosing, such Person will notify MTH promptly of the request or requirement so that MTH may seek an appropriate protective order or waive compliance with the provisions of this Section 6.5. If, in the absence of a protective order or the receipt of a waiver hereunder, the Coleman Trust is, on the advice of counsel, compelled to disclose any such Confidential Information to any tribunal, then the Coleman Trust may disclose such Confidential Information to the tribunal; provided, however, that it shall use commercially reasonable efforts to obtain, at the written request and sole expense of MTH, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed to the extent that MTH shall so designate such information in timely fashion.

(b)          Access. For a period not to exceed ninety (90) days after Closing, the MTH Parties agree to provide Thomas B. Coleman, James J. Coleman and James O. Coleman, or the designated representatives of any of the foregoing, with access to (a) the Company’s headquarters during normal business hours for the limited purpose of allowing such persons to collect and remove their personal possessions and (b) such services described on Schedule 6.5(b).

6.6.        Notification of Certain Matters.

(a)          The Coleman Trust shall give prompt notice to MTH of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty of the Coleman Trust contained in Article IV to fail to be true and correct on the Closing Date and (ii) any material failure of the Coleman Trust to comply with or satisfy, in each case, in any material respect, any covenant or agreement to be complied with or satisfied by the Coleman Trust hereunder. The delivery of any notice pursuant to this Section 6.6(a) shall, if the MTH Parties proceed to consummate the transactions contemplated to be consummated at the Closing, be deemed a full and unconditional waiver of any of the remedies available hereunder to the MTH Parties with respect to any such failure or breach contemplated by the foregoing clauses (i) or (ii) of this Section 6.6(a).

(b)          The Company shall give prompt notice to MTH of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty of the Company contained in Article III to fail to be true and correct on the Closing Date and (ii) any material failure of the Company to comply with or satisfy, in each case, in any material respect, any covenant or agreement to be complied with or satisfied by the Company hereunder (other than such failures or breaches caused by the action or inaction by the MTH Parties in violation of their respective obligations under this Agreement). The delivery of any notice pursuant to this Section 6.6(b) shall, if the MTH Parties proceed to consummate the transactions contemplated to be consummated at the Closing, be deemed a full and unconditional waiver of any of the remedies available hereunder to the MTH Parties with respect to any such failure or breach contemplated by the foregoing clauses (i) or (ii) of this Section 6.6(b).

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6.7.         Restrictive Covenants.

(a)           Non-Competition. The Coleman Trust hereby acknowledges that it is familiar with the trade secrets of the Company and the Subsidiaries and other Confidential Information. The Coleman Trust acknowledges and agrees that MTH and its Affiliates would be irreparably damaged if the Coleman Trust were to provide services or to otherwise participate in the business of any Person competing with the businesses of the Company and the Subsidiaries, in each case, as of the date hereof (the “Business”), and that any such competition by the Coleman Trust would result in a significant loss of goodwill by MTH and Newco and agrees that the covenants and agreements set forth in this Section 6.7 were a material inducement to MTH and Newco to enter into this Agreement and to perform their respective obligations hereunder, and that MTH and its Affiliates would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if the Coleman Trust breached the provisions of this Section 6.7. Therefore, in further consideration of the Purchase Price paid, or to be paid, to the Coleman Trust, the Coleman Trust agrees that for the period beginning on the Closing Date and ending on the five (5) year anniversary thereof, the Coleman Trust shall not, directly or indirectly, either for itself or through any other Person, engage in, participate in, or permit such Person’s name to be used by any enterprise engaging in, any business competitive with the Business in North America, including the Caribbean. For purposes of this Agreement, the term “participate” means any direct or indirect interest in any enterprise, whether as a shareholder, member, partner, joint venturer, franchisor, franchisee, executive, consultant or otherwise or rendering any direct or indirect service or assistance to any Person, other than ownership (legally or beneficially) of securities of any Person, which in the aggregate, constitute less than a two percent (2%) equity or voting interest, in the issuer thereof. The Coleman Trust agrees that this covenant is reasonably designed to protect MTH’s and Newco’s substantial investment and is reasonable with respect to its duration, geographical area and scope.

(b)          Non-Solicitation/No Hire of Employees. Other than as set forth on Schedule 6.7(b), the Coleman Trust agrees that for the period beginning on the Closing Date and ending on the five (5) year anniversary of the Closing Date, the Coleman Trust shall not directly, or indirectly through another Person, (i) induce or attempt to induce any employee of the Company or a Subsidiary to leave his or her employment, or in any way interfere with the relationship between the Company or a Subsidiary and any such employee, (ii) hire any person who was an employee of the Company or a Subsidiary at any time during the six-month period immediately prior to the date on which such hiring would take place, or (iii) call on, solicit or service any customer, vendor, licensee, licensor or other business relation of the Company or a Subsidiary in order to induce or attempt to induce such Person to cease doing or decrease their business with the Company or its Affiliates, or in any way interfere with the relationship between any such customer, vendor, licensee, licensor or business relation and the Company or its Affiliates (including making any negative statements or communications about the Company or its Affiliates). Notwithstanding the foregoing, the restrictions set forth in this Section 6.7(b) shall not apply to the Coleman Trust with respect to any Person whose employment with the Company or any of its Subsidiaries has been terminated, in each case, at least six (6) months prior to the Closing Date.

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(c)         Non-Disparagement.

(i)          For a period of three (3) years following the Closing Date, the Coleman Trust shall not make any oral or written statement that disparages or places any of the MTH Parties, the businesses of the Company and its Subsidiaries, the Company or any of their Affiliates in a false or negative light, except (A) in connection with a legal proceeding in which the Coleman Trust is under oath or responding to a subpoena or is otherwise required by law to cooperate with a Government Authority, (B) for conferring in confidence with legal representatives, or (C) for responding publicly to incorrect, disparaging or defamatory statements made by the MTH Parties and their respective Affiliates, officers, directors/managers and employees. Notwithstanding anything in this Section 6.7(c)(i) to the contrary, nothing in this Section 6.7(c)(i) shall be construed to limit any assertion of any rights or remedies available to the Coleman Trust (or any applicable third party beneficiary) under this Agreement or prohibit the Coleman Trust (or any applicable third party beneficiary) from making any assertions in connection with the assertion of any such rights or remedies.

(ii)         For a period of three (3) years following the Closing Date, the MTH Parties shall not make (and shall cause the Company and its Subsidiaries not to make) any oral or written statement that disparages or places any of the Coleman Trust, the Trust Beneficial Owners or any of their respective Affiliates in a false or negative light, except (A) in connection with a legal proceeding in which the applicable MTH Party is under oath or responding to a subpoena or is otherwise required by law to cooperate with a Government Authority, (B) for conferring in confidence with legal representatives, or (C) for responding publicly to incorrect, disparaging or defamatory statements made by the Coleman Trust, the Trust Beneficial Owners or any of their respective Affiliates. Notwithstanding anything in this Section 6.7(c)(ii) to the contrary, nothing in this Section 6.7(c)(ii) shall be construed to limit any assertion of any rights or remedies available to the MTH Parties (or any applicable third party beneficiary) under this Agreement or prohibit the MTH Parties (or any applicable third party beneficiary) from making any assertions in connection with the assertion of any such rights or remedies.

(d)          Use of Name. From and after the Closing: (a) except in connection with the conduct of the business of the Company, the Coleman Trust shall cease all use, directly or indirectly, of the name “International Tank Terminals”, “ITT”, “International Matex Tank Terminals”, “IMTT”, “Oil Mop”, “International Environmental Services”, “OMI Environmental Solutions”, “OMI”, “OMIES,” “imtt.com” and any other names, trademarks, service marks, trade names, domain names and logos used in connection with the Company’s or any Subsidiary’s business and any reproduction, counterfeit, derivative, copy or colorable imitation thereof; and (b) the Coleman Trust shall not retain any right, directly or indirectly, in or to the foregoing or use the same, in whole or in part, in any trademark, service mark, trade name, domain names or logo.

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(e)           Modification. If, at the time of enforcement of any of the provisions of this Section 6.7, a court determines that the restrictions stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under the circumstances shall be substituted for the stated period, scope or area. The parties further agree that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope or geographical area permitted by law.

(f)            Extension of Restricted Period. Notwithstanding anything to the contrary contained herein, the restricted periods set forth in Section 6.7(a) or (b), respectively, shall be extended with respect to any breaching party for a period equal to any time period that such breaching party is in violation of Section 6.7(a) or (b), respectively.

(g)           Irreparable Harm. If the Coleman Trust breaches, or threatens to commit a breach of, any of the provisions of Section 6.5 or this Section 6.7 (the “Restrictive Covenants”), MTH and Newco shall have the right to seek to have the Restrictive Covenants specifically enforced in accordance with the procedures set forth in Section 12.4, it being agreed that any breach or threatened breach of the Restrictive Covenants may cause irreparable injury to MTH and its Affiliates and that money damages may not provide an adequate remedy to MTH or its Affiliates.

6.8.        Tax Matters.

(a)          Tax Returns. The Company or the applicable Subsidiary shall prepare and timely file all Tax Returns of the Company or such Subsidiary with respect to any Pre-Closing Tax Period or Straddle Period due on, prior to, or after the Closing Date.

(b)          Transfer Taxes. All federal, state, local, non-U.S. transfer, excise, sales, use, ad valorem value added, registration, stamp, recording, property and similar Taxes or fees applicable to, imposed upon, or arising out of the transfer of the Company or any other transaction contemplated by this Agreement and all related interest and penalties (collectively, “Transfer Taxes”) shall be paid fifty percent (50%) by the Coleman Trust and fifty percent (50%) by MTH.

(c)          Tax Contest. The Company shall control any audit or other legal proceeding in respect of any Tax Return or Taxes of the Company or any of its Subsidiaries (a “Tax Contest”).

6.9.        [Intentionally Omitted]

6.10.       Pension Contribution. MTH covenants and agrees that within six (6) months of the Closing, MTH shall cause the Company to contribute an amount equal to Twenty Million Dollars ($20,000,000) to the Company’s pension fund.

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6.11.      Reasonable Efforts. Each of the Parties agrees, for itself and not with respect to any other Party, to use commercially reasonable efforts promptly to take, or cause to be taken, all actions and do or cause to be done, all things necessary, proper or advisable under applicable laws and regulation to (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Government Authorities or any other public or private third parties required of such Party to consummate the transactions contemplated hereunder and the other matters contemplated hereby, (b) provide such other information and communications to such Government Authorities or other public or private third parties as such Government Authorities or other public or private third parties may reasonably request in connection therewith, and (c) consummate and make effective the transactions contemplated by this Agreement including the satisfaction of all conditions hereto to be satisfied by such Party. For the purposes of clarity, the foregoing provisions of this Section 6.11 shall not be construed to obligate any Party to incur any Liability in order to cause to be performed any obligation of any other Party, except to the extent expressly so provided herein.

6.12.       Repurchase. The Parties acknowledge and agree that on the Closing Date, the Company shall acquire from the Coleman Trust, and the Coleman Trust shall sell to the Company free and clear of all Encumbrances (other than Permitted Encumbrances), a number of shares of the Company Common Stock held by the Coleman Trust equal to the quotient of (a) the sum of $10,000,000 plus for each day beyond July 1, 2014, until the Closing Date, an additional amount with respect to each such day in an amount equal to One Hundred Fifty Thousand Dollars ($150,000) (such sum, the “Aggregate Repurchase Price”) divided by (b) $1,025,000 per share of Company Common Stock to be repurchased under this Section 6.12 (the “Repurchased Shares”). The Parties acknowledge and agree that the foregoing payments to be made in exchange for the Repurchased Shares are in exchange for, and in cancellation of, the rights of the Coleman Trust to receive the second quarter of 2014 dividend and any further dividends payable pursuant to the Shareholders’ Agreement.

6.13.       Further Assurances. Following the Closing, each of the Parties shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be reasonably necessary, or otherwise reasonably requested by MTH or the Coleman Trust, as the case may be, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby.

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6.14.         Financing. From the date hereof until the earlier of the Closing Date and the termination of the Agreement in accordance with its terms, the Company will provide, and the Coleman Trust will cooperate in good faith to cause the Company to provide, to MTH, and will cause the Subsidiaries to provide, in each case, at MTH’s cost and expense all reasonable cooperation reasonably requested by MTH in connection with the Financing, including using reasonable efforts in (i) assisting with the preparation of offering documents and materials in connection with the Financing, including (A) private placement memoranda, registration statements and prospectuses and (B) information memoranda and packages, investor presentations and rating agency materials, and providing reasonable and customary authorization letters authorizing the distribution of information to prospective investors and containing customary information (all such documents and materials, collectively, the “Offering Documents”), (ii) preparing and furnishing to MTH and the investment banking firms engaged by it as promptly as reasonably practicable (A) all information reasonably requested in connection with the Financing, (B) to the extent it is reasonably available to the Company, all information reasonably necessary for MTH to prepare pro forma financial statements and projections or otherwise as is requested and customarily provided in connection with any financing comparable to the Financing and (C) all other information and disclosures relating to the Company and the Subsidiaries (including their businesses, operations and financial projections) as may be reasonably requested by MTH to assist in preparation of the Offering Documents, (iii) executing or providing customary authorization and management representation letters, certificates, legal opinions, and auditor “comfort letters” relating to the Company and the Subsidiaries and the information about the Company and the Subsidiaries contained in the Offering Documents, (iv) having the Company or the Coleman Trust designate members of senior management of the Company and the Subsidiaries to participate in presentations, road shows, due diligence sessions, drafting sessions and sessions with ratings agencies in connection with the Financing, (v) assisting MTH in obtaining any corporate credit and securities ratings from any ratings agencies, (vi) assisting in obtaining, to the extent applicable, from the Company’s existing lenders such consents, approvals, authorizations and instruments which may be reasonably requested by MTH in connection with the Financing, and (vii) providing to any lenders with respect to the Financing financial and other information in the Company’s or its Subsidiaries’ possession with respect to the transactions contemplated hereby, making the Company’s or Subsidiaries’ executive officers available to assist such lenders and otherwise reasonably cooperating in connection with the consummation of the Financing. The Company hereby consents to the use of the Company’s logos, trademarks and servicemarks in connection with the Financing in a form and manner mutually agreed with Company. The Company will, upon the reasonable request of MTH, use commercially reasonable efforts to periodically update any information (to the extent it is reasonably available) to be included in any Offering Document to be used in connection with such Financing. Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiaries shall be required to (x) pay any commitment or other similar fee or incur any other liability or obligation in connection with the Financing (or any replacements thereof) prior to the Closing, (y) take any action that will conflict with or violate (I) the Company’s Certificate of Incorporation or By-laws or the Company’s or any Subsidiary’s current credit facility or other credit arrangement or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any written agreement, contract, subcontract, lease, license understanding, instrument, note, bond, mortgage, indenture, option, warranty, insurance policy, benefit plan or other legally binding commitment to which the Company or any of the its Subsidiaries is a party, in each case that are not contingent upon the Closing or (II) any applicable laws or (z) enter into or approve any financing or purchase agreement for the Financing prior to the Closing.

6.15.         Related Real Property. During the period commencing on the date hereof and ending on the earlier of the Closing (but subject to any agreement among the parties hereto) and the termination of this Agreement in accordance with its terms, neither the Company nor the Coleman Trust will transfer or agree to transfer, and the Company and the Coleman Trust will cause each Subsidiary of the Company and each owner or lessee of any Related Real Property not to transfer or agree to transfer, any interest in or title to any Related Real Property.

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6.16.      No Additional Representations; Disclaimer; Non-Recourse.

(a)          Each of the MTH Parties acknowledges and agrees that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, Liabilities, properties and projected operations of the Company and its Subsidiaries, and, in making its determination to proceed with the transactions contemplated herein, each of MTH Parties has relied solely on the results of its own independent investigation and verification and the representations and warranties of the Company expressly and specifically set forth in Articles III and the representations and warranties of the Coleman Trust expressly and specifically set forth in Article IV, in each case, as qualified by the attached Schedules. The representations and warranties of the Company expressly and specifically set forth in Articles III and the representations and warranties of the Coleman Trust expressly and specifically set forth in Article IV, as applicable, constitute the sole and exclusive representations, warranties, and statements of any kind of any of the Company (with respect to the representations and warranties of the Company expressly and specifically set forth in Articles III) and the Coleman Trust (with respect to the representations and warranties of the Coleman Trust expressly and specifically set forth in Articles IV) in connection with the transactions contemplated herein, and each of MTH Parties understands, acknowledges and agrees that all other representations, warranties, and statements of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, prospects, assets or Liabilities of the Company or its Subsidiaries, or the quality, quantity or condition of the Company's assets or its Subsidiaries) are specifically disclaimed by the Company and the Coleman Trust. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF THE COLEMAN TRUST AND THE COMPANY MAKES OR PROVIDES, AND each of the mth parties HEREBY WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE COMPANY, ITS SUBSIDIARIES, THEIR RESPECTIVE PROSPECTS OR CONDITION OF THE COMPANY'S OR ITS SUBSIDIARY’S ASSETS OR ANY PART THEREOF, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY (AND NOT THE COLEMAN TRUST) AS SET FORTH IN ARTICLE III HEREIN (AS QUALIFIED BY THE ATTACHED SCHEDULES). EACH OF THE MTH PARTIES SPECIFICALLY ACKNOWLEDGES AND AGREES THAT EXCEPT AS SET FORTH IN ARTICLE III AND ARTICLE IV (IN EACH CASE, AS QUALIFIED BY THE ATTACHED SCHEDULES), (A) NONE OF THE COMPANY, ITS SUBSIDIARIES OR ANY OTHER PERSON (INCLUDING, ANY STOCKHOLDER, MEMBER, OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF ANY OF THE FOREGOING, WHETHER IN ANY INDIVIDUAL, CORPORATE OR ANY OTHER CAPACITY) IS MAKING, AND NONE OF THE MTH PARTIES IS RELYING ON, ANY REPRESENTATIONS, WARRANTIES, OR OTHER STATEMENTS OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER CONCERNING THE COMPANY OR ITS SUBSIDIARIES, THIS AGREEMENT OR THE TRANSACTIONS, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO (OR OTHERWISE ACQUIRED BY) ANY OF THE MTH PARTIES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES AND (B) NO PERSON SHALL HAVE ANY LIABILITY TO ANY OF THE MTH PARTIES BASED UPON ERRORS IN, OR OMISSIONS FROM, ANY SUCH INFORMATION.

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(b)          No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of the Company or its Subsidiaries will have or be subject to any Liability or indemnification obligation (whether in contract or in tort) to any MTH Party or any other Person resulting from (nor will any MTH Party assert any claim with respect to) (i) the distribution to any MTH Party, or any MTH Party’s use of, or reliance on, any information, documents, projections, forecasts or other material made available to any MTH Party in certain “data rooms,” confidential information memoranda or management presentations in expectation of, or in connection with, the transactions contemplated herein, or (ii) subject to the express terms and conditions set forth in this Agreement, any claim based on, in respect of, or by reason of, the sale and purchase of the Coleman Shares, including, without limitation, any alleged non-disclosure or misrepresentations made by any such Persons, in each case, regardless of the legal theory under which such Liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise.

(c)          In connection with the investigation by the MTH Parties in connection with the purchase of the Coleman Shares, the MTH Parties may have received from the Company, its Subsidiaries, or the Coleman Trust, or any of their respective representatives, certain projections, forward-looking statements and other forecasts and certain business plan information. The MTH Parties acknowledge and agree that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that each of the MTH Parties is familiar with such uncertainties, that each of the MTH Parties is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans (if any) so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that each of the MTH Parties will have no claim against the Coleman Trust with respect thereto. Accordingly, each of MTH Parties acknowledges that none of the Coleman Trust, the Company or its Subsidiaries, whether in a corporate or any other capacity, makes any representation, warranty, or other statement with respect to, and none of MTH Parties is relying on, any such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and each of the MTH Parties agrees that it has not relied thereon.

6.17.      Coleman Lawyer Cooperation. The Coleman Trust, on its behalf and on behalf of the Trust Beneficial Owners, hereby (a) waives any conflict of interest to the extent any exists with respect to Coleman Lawyer’s prior representation of the Company, any of its Subsidiaries, the Coleman Trust and each Trust Beneficial Owner in connection with any dispute that may arise after the Closing between MTH, Newco or the Company and any third party and (b) directs the Coleman Lawyer to fully cooperate with respect to any such dispute (including disclosing all applicable books, records, information and other related files).

6.18       Company Obligations.

Each of the Coleman Trust and MTH, as the only two (2) shareholders of the Company as of the date of this Agreement, shall cooperate in good faith to (a) cause the Company to take the actions contemplated herein to be taken by the Company or (b) cause the Company to refrain from taking actions contemplated herein not to be taken by the Company (the actions or inactions contemplated by clauses (a) and (b) of this Section 6.18, collectively, the “Interim Company Covenants”) from and after the date of this Agreement until the Closing. For the purposes of clarity, the obligations of the Coleman Trust and MTH contemplated by the immediately preceding sentence shall not be construed to require either the Coleman Trust, on the one hand, or MTH, on the other hand, from making any payments on behalf of the Company with respect to the Interim Company Covenants.

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6.19.      Director and Officer Liability and Indemnification.

(a)          For a period of six years after the Closing, the MTH Parties will not, and will not permit the Company or any of its Subsidiaries to, amend, repeal or modify any provision in the Company's or any of its Subsidiaries' certificate or articles of incorporation, bylaws or other equivalent governing documents relating to the exculpation, indemnification or advancement of expenses of any officers and directors of the Company or its Subsidiaries, including former officers and directors who served in such capacity for at least two (2) years (each, an “D&O Indemnified Person”) (unless required by law) with the intent that such D&O Indemnified Persons will be entitled to such exculpation, indemnification and advancement of expenses to the fullest extent permitted by applicable law and the terms of the Company's or any of its Subsidiaries' certificate or articles of incorporation, bylaws or other equivalent governing documents in effect on the date of this Closing.

(b)          In addition to the other rights provided for in this Section 6.19 and not in limitation thereof, from and after the Closing until the sixth (6th) anniversary of the Closing Date (notwithstanding anything in the Company's or any of its Subsidiaries' certificate or articles of incorporation, bylaws or other equivalent governing documents to the contrary), the MTH Parties will, and will cause the Company and its Subsidiaries (each, a “D&O Indemnifying Party”) to, to the fullest extent permitted by applicable law, (i) indemnify and hold harmless (and release from any liability to any of the MTH Parties or the Company or any of its Subsidiaries), the D&O Indemnified Persons against any loss, liability, damage, cost or expense, including reasonable attorneys’ fees and disbursements (collectively, “D&O Costs”) incurred by reason of any demands, claims, suits, actions, or proceedings, whether civil, criminal, administrative or investigative, arising out of the D&O Indemnified Person’s services as a director, or as an officer, or employee of the Company or any of its Subsidiaries on or prior to the Closing (including in respect of acts or omissions in connection with this Agreement and the transactions contemplated thereby); except to the extent that such indemnification is not allowed by law or to the extent that such D&O Costs arose from an act or omission by the D&O Indemnified Person as finally determined by a court of competent jurisdiction or by arbitration to constitute any criminal or deliberately fraudulent or dishonest act or a willful violation of any law, statute, rule or regulation.  D&O Costs incurred will be paid by the D&O Indemnifying Party sufficiently in advance of the final disposition of such claim (and in any event within thirty (30) days of the written request therefor submitted by a D&O Indemnified Person, subject to the proviso below) to enable the D&O Indemnitee to pay its expenses in connection with such claim; provided, however, that such D&O Indemnified Person shall have first delivered to the Company or the applicable Subsidiary an undertaking, by or on behalf of such D&O Indemnified Person, to repay all amounts so advanced if it shall ultimately be determined by a court of competent jurisdiction from which there is no further right to appeal that such D&O Indemnified Person is not entitled to be indemnified or reimbursed for the D&O Costs.  If a claim for indemnification or advancement under this Section 6.19(b) is not paid in full, a D&O Indemnified Person may at any time thereafter bring suit to recover the unpaid amount of the claim.  To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by a D&O Indemnified Person to recover an advancement of expenses, the D&O Indemnified Person shall be entitled to be paid also the expense of prosecuting or defending such suit.

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(c)          At the Closing, the MTH Parties will, or will cause the Company to, obtain, maintain and fully pay for irrevocable "tail" insurance policies naming the D&O Indemnified Persons as direct beneficiaries with a claims period of at least six years from the Closing Date from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company's existing policies with respect to matters existing or occurring at or prior to the Closing Date. The MTH Parties will not, and will cause the Company to not, cancel or change such insurance policies in any respect.

(d)          In the event that all or substantially all of the assets of the Company are sold, whether in one transaction or a series of transactions, then the MTH Parties and the Company will, and in each such case, use its best efforts to ensure that the successors and assigns of the Company assume the obligations set forth in this Section 6.19. The provisions of this Section 6.19(d) will apply to all of the successors and assigns of the Company.

6.20.      Certain Employee Matters. The MTH Parties shall take such action as may be necessary so that on and after the Closing, and at all times through and including December 31, 2015, officers and employees of the Company and its Subsidiaries who are in the employ of the Company or its Subsidiaries as of the date of this Agreement (“Covered Employees”), are provided employee benefits, plans and programs (including incentive compensation, deferred compensation, pension, superannuation, life insurance, welfare, profit sharing, 401(k), severance, salary continuation and fringe benefits as they exist immediately prior to Closing (collectively, the “Benefit Plans”)) that are identified on Schedule 6.20 attached hereto and made available by the Company and its Subsidiaries to such officers and employees immediately prior to the Closing; provided, however, that the Parties acknowledge and agree that the Company and/or its Subsidiaries may make such changes to the Benefit Plans that may occur and be necessary in the ordinary course (e.g., renewals) or in order to comply with Law as long as the Benefit Plans, individually and in the aggregate, offer the Covered Employees substantially the same benefits in all material respects. Nothing contained in this Section 6.20 shall create any rights in any officer or employee or former officer or employee (including any beneficiary or dependent thereof) of the Company or its Subsidiaries in respect of continued employment for any specified period of any nature or kind whatsoever. Nothing in this Section 6.20 will or is intended to create any third party beneficiary right in any Covered Employee or any beneficiary or dependent thereof, or in any Person other than the parties to this Agreement.

6.21.      Master Limited Partnership Matters. For the one (1) year period immediately following the Closing Date, none of the MTH Parties shall, and the MTH Parties shall not permit the Company or any of its Subsidiaries to, engage in any transaction or series of transactions to (i) create a master limited partnership with respect to the Company or any of its Subsidiaries (whether through a limited partnership or limited liability company) or (ii) transfer any assets of the Company or any of its Subsidiaries to any such master limited partnership.

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6.22.      Employee Payments. The Parties acknowledge and agree that the Coleman Trust has designated $17,450,000 as the bonus pool (the “Bonus Pool”) and elected to have the Company or any of its Subsidiaries make cash payments on the first (1st) Business Day occurring on or after the sixteenth (16th) day of the third calendar month following the Closing Date (i.e., October 16, 2014 if the Closing Date occurs in July) (the “Bonus Pool Payment Date”) out of the Bonus Pool (“Discretionary Employee Payments”) to certain individuals who were employees of the Company or any of its Subsidiaries as of the date hereof, in the amounts specified in Exhibit 6.22 hereto.  Newco shall cause the Company or any of its Subsidiaries to make the Discretionary Employee Payments on the Bonus Pool Payment Date, net of applicable withholdings required by applicable Law to the individuals and in the amounts specified in Exhibit 6.22 and remit all applicable withholding taxes to the appropriate taxing authorities.  Upon submission of documentation of the payment of the Discretionary Employee Payments and remission of withholding taxes in accordance with the immediately preceding sentence and in accordance with the terms of an escrow agreement among the Company, the Coleman Trust, MTH, and SunTrust Bank, which shall be in form and substance reasonably satisfactory to the Coleman Trust and MTH (the “Escrow Agreement”), Escrow Agent shall disburse to Company an amount equal to the Bonus Pool in accordance with the terms of the Escrow Agreement.  The Parties further acknowledge and agree that any Discretionary Employee Payments shall be treated as compensation for income Tax purposes in exchange for services rendered by such employee to the Company or any of its Subsidiaries.

6.23.      Charitable Contribution Amounts. The Parties acknowledge and agree that at or immediately prior to the Closing, the Coleman Trust shall designate $750,000 to be contributed to any 501(c)(3) organizations selected at the sole discretion of the Coleman Trust (the “Charitable Contribution Amounts”). The Charitable Contribution Amounts shall be disbursed as instructed by the Coleman Trust at Closing. The Parties further acknowledge and agree that any Charitable Contribution Amounts shall be treated as charitable contributions made by the Company for income Tax purposes.

6.24.      Financing Efforts. From the date hereof until the earlier to occur of the termination of this Agreement and the Closing, the MTH Parties shall use commercially reasonable efforts to consummate the Financing necessary to effectuate the transactions contemplated hereby, including, as promptly as practicable following the date hereof, (a) MIC’s filing with the SEC of a registration statement with respect to the issuance of equity and/or debt securities in connection with the Financing, (b) engaging in “road shows” and similar marketing efforts, including the preparation of marketing materials, to the extent necessary to consummate the Financing, all as and to the extent permitted by applicable Law, and (c) making available to prospective investors in MIC (or any other MTH Party) in connection with the Financing such materials as such Persons may reasonably request (in a manner customary for transactions of the kind implicated by the Financing), all as and to the extent permitted by applicable Law.

ARTICLE VII
CONDITIONS TO MTH PARTIES’ OBLIGATIONS

All obligations of the MTH Parties under this Agreement are subject to the satisfaction, prior to or at the time at which the Closing occurs, of each of the following conditions precedent, any one or more of which may be waived, in part or in full, by MTH in writing.

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7.1.        Representations and Warranties True at the Closing Date. All of the representations and warranties of the Company contained in Article III and the representations and warranties of the Coleman Trust contained in Article IV of this Agreement, as applicable, shall be true, correct and complete in all respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (other than to the extent such representations and warranties are specifically made as of a particular date or as of the date hereof, in which case such representations and warranties shall be true, correct and complete as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have or be reasonably expected to have, with respect to the Coleman Trust, a Material Adverse Effect on the Coleman Trust, or, with respect to the Company, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

7.2.        Performance. All of the covenants and agreements of this Agreement to be complied with or performed by (a) the Coleman Trust on or before the Closing Date shall have been duly complied with or performed, in each case, in all material respects, on or before such date and (b) the Company on or before the Closing Date shall have been duly complied with or performed, in each case, in all material respects, on or before such date.

7.3.        No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision asserted by a Person other than the Parties (or their respective Affiliates) challenging the transactions contemplated hereunder or materially limiting or materially restricting the conduct or operation of the Company or any Subsidiary following the Closing shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Government Authority or other instrumentality, domestic or foreign, seeking any of the foregoing be pending.

7.4.        Governmental, Regulatory and Other Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Government Authority set forth on Schedule 7.4 shall have been obtained.

7.5.        Closing Deliveries of the Coleman Trust or the Company. At the Closing, the Coleman Trust or the Company, as applicable, shall perform and deliver the following, subject to waiver, in part or in full, by MTH:

(a)          the Coleman Trust shall have delivered to Newco and the Company original stock certificates representing the Coleman Shares and the Repurchased Shares and duly executed stock powers in blank;

(b)          the Coleman Trust shall deliver a certificate signed by a trustee of the Coleman Trust certifying as to the matters set forth in Sections 7.1 and 7.2 (but only to the extent related to representations or warranties made by, or covenants or agreements to be complied with or performed by, the Coleman Trust);

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(c)          the Coleman Trust shall deliver a certificate of its trustees, setting forth the resolutions of its trustees (or other evidence reasonably satisfactory to MTH) authorizing the execution, delivery and performance of this Agreement and the other documents contemplated hereby to be executed, delivered and performed by the Coleman Trust, and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions have not been amended or rescinded and are in full force and effect;

(d)          the Company shall deliver an officer’s certificate setting forth (i) material details of all of the dividends, distributions or other cash and in-kind payments made to any Related Persons of the Company, any Subsidiary, the Coleman Trust or any Trust Beneficial Owner by the Company or a Subsidiary since the Balance Sheet Date, (ii) material details of all of the dividends, distributions or other cash and in-kinds payments made by any Related Parties to the Company, a Subsidiary, the Coleman Trust or a Trust Beneficial Owner since the Balance Sheet Date and (iii) material details of all dividends declared on Company Common Stock held by the Trust Beneficial Owners and unpaid as of the Closing, in the case of clauses (i) and (ii) only, to the extent any such amounts were paid outside the ordinary course of business, consistent with past practice, and other than as set forth on Schedule 7.5(d);

(e)          the Company shall deliver a certificate of its secretary, setting forth the resolutions of its board of directors and stockholders (or other evidence reasonably satisfactory to MTH) authorizing the execution, delivery and performance of this Agreement and the other documents contemplated hereby to be executed, delivered and performed by the Company and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions have not been amended or rescinded and are in full force and effect;

(f)          the Company shall deliver a good standing certificate from the jurisdiction of its incorporation, and its certified charter documents, each dated as of a date reasonably close to the date hereof;

(g)          the Company shall deliver all consents, licenses, permits and approvals as set forth on Schedule 7.5(g);

(h)          the Company shall have delivered (i) written waivers and estoppels from all lenders to the Company or any Subsidiary specified on Schedule 7.5(h)(i) waiving such lender’s rights to mandatory prepayment or to call an event of default (as applicable) as a consequence of the transactions contemplated hereunder and (ii) all consents required from lenders to the Company and/or any Subsidiary specified on Schedule 7.5(h)(ii) for the consummation of the transactions contemplated hereunder (the waivers, estoppels and consents specified in Schedules 7.5(h)(i) and 7.5(h)(ii), collectively, the “Lender Consents”);

(i)           the Company shall deliver an opinion of each of Morris Nichols Arsht & Tunnell LLP and the Coleman Lawyer in the form set forth as Exhibit B attached hereto;

(j)           the Company and the Coleman Trust shall deliver a properly completed and executed certificate of non-foreign status in a form that complies with Treasury Regulation Section 1.1445-2(b)(2) and, to the extent Coleman Trust is a grantor trust or other disregarded entity, the Coleman Trust shall cause the applicable party treated as the owner of the Coleman Trust for income Tax purposes to deliver a properly completed and executed certificate of non-foreign status in a form that complies with Treasury Regulation Section 1.1445-2(b)(2);

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(k)          the Company shall have delivered resignations of (i) the directors of the Company and the Subsidiaries (other than those directors identified on Schedule 7.5(k) attached hereto) and (ii) Thomas B. Coleman, as Chief Executive Officer;

(l)            [Intentionally Omitted];

(m)          the Company shall have been delivered to MTH the Escrow Agreement, in form and substance satisfactory to MTH, duly executed by the Company and SunTrust Bank;

(n)          the Coleman Trust shall have delivered to MTH duly and fully executed restrictive covenant agreements in the form attached hereto as Exhibit C, between the Company and each of James J. Coleman, Jr., James O. Coleman and Thomas B. Coleman (each, a “Restrictive Covenant Agreement”);

(o)          the written termination of the Shareholders’ Agreement, in the form attached hereto as Exhibit D, duly executed by the Coleman Trust and the applicable Trust Beneficial Owners;

(p)          each beneficiary of the Coleman Trust and each individual identified on Exhibit E with respect to the execution of mutual releases shall have executed a mutual release, in the form attached hereto as Exhibit F (each, a “Mutual Release”);

(q)          the Coleman Trust shall have delivered a counterpart to the Registration Rights Agreement, duly executed by the Coleman Trust; and

(r)          the Coleman Trust shall have delivered the Escrow Agreement, duly executed by the Coleman Trust and the Company.

7.6.        Coleman Lawyer Waiver and Release. The Coleman Lawyer Waiver and Release shall have been executed by the parties thereto and delivered to MTH.

7.7.        No Material Adverse Effect. From the date hereof to the Closing, the Company and its Subsidiaries, taken as a whole, shall not have had or be experiencing a Material Adverse Effect.

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ARTICLE VIII
CONDITIONS TO THE COLEMAN TRUST’S OBLIGATIONS

All obligations of the Coleman Trust under this Agreement are subject to the satisfaction, prior to or at the time at which the Closing occurs, of each of the following conditions precedent, any one or more of which may be waived, in part or in full, by the Coleman Trust in writing.

8.1.        Representations and Warranties True at the Closing Date. All of the representations and warranties of the MTH Parties contained in Article V of this Agreement shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (other than to the extent such representations and warranties are specifically made as of a particular date or as of the date hereof, in which case such representations and warranties shall be true, correct and complete as of such date), except where the failure of such representations and warranties to be so true and correct would not, in the aggregate, have or be reasonably expected to have a Material Adverse Effect on the MTH Parties.

8.2.        Performance. All of the covenants and agreements of this Agreement to be complied with or performed by any MTH Party on or before the Closing Date shall have been duly complied with or performed, in each case, in all material respects, on or before such date.

8.3.        No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision asserted by a Person other than the Parties (or their respective Affiliates) challenging the transactions contemplated hereunder shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Government Authority or other instrumentality, domestic or foreign, seeking any of the foregoing be pending.

8.4.        Governmental, Regulatory and Other Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Government Authority set forth on Schedule 8.4 shall have been obtained.

8.5.        Lender Consents. The Company shall have received the Lender Consents.

8.6.        Closing Deliveries of MTH. At the Closing, the MTH Parties shall perform and deliver, or cause to be performed and delivered, the following, subject to waiver, in part or in full, by the Coleman Trust:

(a)          MTH shall deliver an officer’s certificate stating that the representations and warranties of the MTH Parties contained in this Agreement and in any certificate delivered by MTH pursuant hereto are true, correct and complete in all respects and that the covenants and other agreements of the MTH Parties required by this Agreement to be complied with, performed or satisfied have been complied with, performed or satisfied in all respects;

(b)          MTH shall deliver a certificate of its secretary, setting forth the resolutions of its board of directors (or other evidence reasonably satisfactory to the Coleman Trust) authorizing the execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions have not been amended or rescinded and are in full force and effect;

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(c)          MTH shall have delivered to the Coleman Trust the unit certificates representing the Acquisition Interests and all such certificates, assignments and other documents and instruments of conveyance and transfer as may reasonably be requested to effect the transfer of the Acquisition Interests to the Coleman Trust;

(d)          MTH shall have delivered the Registration Rights Agreement duly executed by MIC;

(e)          MTH shall deliver and pay, and Newco and MIC shall cause MTH to deliver and pay, the Purchase Price in accordance with Sections 1.2, and 1.4 at the Closing;

(f)           MTH shall deliver each Mutual Release duly executed by the parties thereto;

(g)          MTH shall have delivered to the Escrow Agent an amount equal to the Bonus Pool by wire transfer of immediately available funds;

(h)          The Charitable Contribution Amounts shall have been paid in accordance with Section 6.23; and

(i)          MTH shall have delivered the Escrow Agreement, duly executed by the MTH and the Escrow Agent.

ARTICLE IX
INDEMNITY

9.1.        Indemnification.

(a)        Indemnification by the Coleman Trust. The Coleman Trust covenants and agrees to indemnify and hold harmless the MTH Parties and their respective officers, directors, managers, employees, stockholders, assigns, successors and Subsidiaries (individually, an “MTH Indemnified Party” and collectively, the “MTH Indemnified Parties”) from and against all Damages suffered, sustained, incurred or paid by any MTH Indemnified Party to the extent resulting from or arising out of:

(i)          the breach of any representation or warranty made by the Coleman Trust set forth in Article IV this Agreement, as applicable; provided, however, if any such representation or warranty is qualified by materiality, Material Adverse Effect, the word “material” or by words of similar impact, such qualifications will be disregarded and deemed not included in such representation or warranty for purposes of calculating any Damages arising therefrom;

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(ii)         the nonfulfillment of or failure to perform any covenant or agreement on the part of the Coleman Trust set forth in this Agreement; and

(iii)        the Coleman Transaction Costs not paid at or prior to the Closing.

(b)          Indemnification by the MTH Parties. The MTH Parties covenant and agree, jointly and severally, to indemnify and hold harmless the Coleman Trust, the Trust Beneficial Owners and their respective officers, directors, managers, employees, Affiliates, stockholders, assigns, and successors (each, a “CT Indemnified Party”) from, against and in respect of all Damages actually suffered, sustained, incurred or paid by such CT Indemnified Party, to the extent directly resulting from or arising out of: (i) the breach of any representation or warranty made by a MTH Party set forth in Sections 5.1, 5.2, 5.3, 5.6 and 5.7 of this Agreement; provided, however, if any such representation or warranty is qualified by materiality, Material Adverse Effect, the word “material” or by words of similar impact, such qualifications will be disregarded and deemed not included in such representation or warranty for purposes of calculating any Damages arising therefrom, or (ii) the nonfulfillment of or failure to perform any covenant or agreement on the part of a MTH Party set forth in this Agreement.

9.2.        Indemnification Procedures. The terms “Indemnified Party” or “Indemnified Parties”, when appearing without the modifying term “MTH”, shall refer to whichever Party is then seeking indemnification hereunder. All claims or demands for indemnification under this Article IX (“Claims”) against the Party alleged to be required to provide indemnification hereunder (an “Indemnifying Party”) shall be asserted and resolved as follows:

(a)          In the event an Indemnified Party has a Claim against an Indemnifying Party hereunder which does not involve a claim being asserted against or sought to be collected by a third party (a “Direct Claim”), the Indemnified Party shall with reasonable promptness send a written notice (a “Claim Notice”) of such Direct Claim to the Coleman Trust or MTH, as the case may be. In order for the Claim Notice to be properly so delivered, it must contain a reasonably detailed description of the facts and circumstances serving as the basis for such Direct Claim, a statement of the amount sought (or, if the amount is not then known, a good faith estimate of the amount sought) by the Indemnified Party, and specific reference the provision of this Agreement providing the basis for the Direct Claim. If the Indemnifying Party, or its duly appointed representative, does not notify the Indemnified Party within ninety (90) days of the delivery of the Claim Notice that the Indemnifying Party disputes such Claim, the amount of such Claim shall be conclusively deemed a Liability of the Indemnifying Party. In case the Indemnifying Party, or its duly appointed representative, shall object in writing to any Claim made in accordance with this Section 9.2(a), the Indemnified Party shall have fifteen (15) days to respond in a written statement to the objection of the Indemnifying Party. If after such 15-day period there remains a dispute as to such Direct Claim, the Parties shall attempt in good faith for fifteen (15) days to agree upon the rights of the respective Parties with respect to each of such Claims. If the Parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both Parties. If no such agreement can be reached after good faith negotiation, either the Indemnified Party or the Indemnifying Party may seek to exercise such rights and remedies provided for under this Agreement.

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(b)          In the event that any Claim for which the Coleman Trust would be liable to an Indemnified Party hereunder is asserted by a third party (a “Third Party Claim”), the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses upon written notice to the Indemnified Party of its intent and written acknowledgment that the Indemnified Party is entitled to indemnification hereunder, to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party will continue to be entitled to assert any limitation on any claims contained in this Article IX. Should an Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party will control such defense. The Indemnifying Party will be liable, but only to the extent liability is imposed by Section 9.1(a) or Section 9.1(b), as applicable, of this Article IX, for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. If the Indemnifying Party chooses to assume the defense of any Third Party Claim, all the Parties will cooperate in the defense or prosecution of such Third Party Claim. Such cooperation will include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees and other representatives and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c)          Notwithstanding Section 9.2(b), the Indemnifying Party shall not have the right to assume the defense of any Third Party Claim (i) unless the Third Party Claim is solely for monetary damages (except where any non-monetary relief being sought is merely incidental to a primary claim for monetary damages) or (ii) if the Third Party Claim involves criminal allegations.

(d)          Notwithstanding anything in this Section 9.2 to the contrary, the Indemnifying Party shall not enter into any settlement of any Third Party Claim without the written consent of the Indemnified Party if such settlement (i) would create any Liability of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, (ii) would provide for any injunctive relief or other non-monetary obligation affecting the Indemnified Party, or (iii) does not include an unconditional release of the Indemnified Party from all Liability in respect of the Third Party Claim.

(e)           The Indemnified Party’s failure to give reasonably prompt notice to the Indemnifying Party of any Third Party Claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any Liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudices the Indemnifying Party.

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9.3.        Survival of Representations, Warranties and Covenants. Each covenant and agreement contained in this Agreement or in any agreement or other document delivered pursuant hereto contemplated to be performed after Closing shall survive the Closing and be enforceable until such covenant or agreement has been fully performed. All representations and warranties contained in Article IV and the representations and warranties contained in Sections 5.1, 5.2, 5.3, 5.6 and 5.7 shall survive indefinitely, and all representations and warranties contained in Articles III and V, (other than in Sections 5.1, 5.2, 5.3, 5.6 and 5.7) shall expire, and be of no further force or effect (including that any rights or remedies for breach thereof shall terminate), upon the Closing. Any covenant or agreement contemplated to be fully performed or complied with prior to Closing shall expire, and be of no further force or effect (including that any rights or remedies for breach thereof shall terminate), upon the Closing.

9.4.        Waiver. The Coleman Trust waives any right to (a) seek contribution or other payment (indemnification or otherwise) from the Company, any Subsidiary or any MTH Party with respect to Damages for which they are required to indemnify the MTH Indemnified Parties pursuant to this Article IX or (b) bring a claim against the current or former directors, managers or officers of the Company, any Subsidiary or any MTH Party as a result of Damages for which they are required to indemnify the MTH Indemnified Parties pursuant to this Article IX.

9.5.        Characterization of Indemnity Payments for Tax Purposes. Unless otherwise required by applicable law, the MTH Parties, the Coleman Trust and the Company agree to treat any payment made by the Coleman Trust hereunder to MTH, if related to Damages incurred by the Company (and not by MTH directly), as an adjustment to the Purchase Price for all Tax purposes, and no Party shall take any position inconsistent with such characterization.

9.6.        Limitations.

(a)          Breaches of the representations and warranties set forth in Article IV shall be indemnifiable to the full extent of Damages; provided that in no event will the indemnifiable amount exceed the Purchase Price.

(b)          Breaches of the representations and warranties set forth in Sections 5.1, 5.2, 5.3, 5.6, and 5.7 shall be indemnifiable to the full extent of Damages; provided that in no event will the indemnifiable amount exceed the Purchase Price.

(c)          Notwithstanding any other provision in this Agreement to the contrary, (i) the Coleman Trust shall not be liable to, or have any obligation to indemnify, any MTH Indemnified Party for, and no MTH Indemnified Party shall assert any claim for, any Damages resulting from any breach of any representation, warranty, covenant or agreement of which an MTH Party has Knowledge and (ii) the MTH Parties shall not be liable to, or have any obligation to indemnify, any CT Indemnified Party for, and no CT Indemnified Party shall assert any claim for, any Damages resulting from any breach of any representation, warranty, covenant or agreement of which the Company has Knowledge.

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9.7.        Sole and Exclusive Remedy.

(a)          Except as may be required to enforce post-closing covenants hereunder and except as otherwise provided in Section 12.19, after the Closing the indemnification rights in this Article IX are and shall be, to the fullest extent permitted by law, the sole and exclusive remedies of the Indemnified Parties with respect to this Agreement and the transactions contemplated hereby; provided that this sentence shall not be deemed a waiver by any Party of its right to seek specific performance or injunctive relief in the case of another Party's failure to comply with the covenants made by such other Party herein.

(b)          With respect to any claim for Damages by any MTH Party with respect to any representations and warranties of the Company set forth in this Agreement (including without limitation any misrepresentation, inaccuracy or omission with respect to any such representation or warranty ), without limiting the terms of Section 9.7(a), the MTH Parties acknowledge and agree that their sole and exclusive recourse shall be recovery of any proceeds payable pursuant to any insurance of Newco or MTH and, regardless of the amount collected with respect to any claim made against such insurance (if any), the Coleman Trust shall not have any Liability with respect to such Damages. The MTH Parties hereby agree that they shall not avoid the foregoing limitation on liability by seeking damages for breach of contract, tort or pursuant to any other theory of liability.

ARTICLE X
TERMINATION

10.1.      Termination.

(a)        This Agreement may, by notice given on or prior to the Closing Date, in the manner hereinafter provided, be terminated and abandoned at any time prior to the Closing Date:

(i)          by the Coleman Trust if there has been a material breach by the MTH Parties with respect to their respective representations and warranties in Article V of this Agreement or the due and timely performance of any of the MTH Parties’ covenants and agreements contained in this Agreement, and such breach shall not have been cured within ten (10) days after receipt by MTH of notice specifying particularly such breach, it being understood, for the purposes of clarity, that the right of the Company Trust to terminate this Agreement pursuant to the terms of this Section 10.1(a)(i) shall not be available if the Coleman Trust, in whole or in part, caused or contributed to any applicable breach by any MTH Party;

(ii)         by MTH if there has been a material breach by the Company with respect to its representations and warranties set forth in Article III or the Coleman Trust with respect to its representations and warranties set forth in Article IV, as applicable, of this Agreement or the due and timely performance by the Company or the Coleman Trust of any of their respective covenants and agreements contained in this Agreement, and such breach shall not have been cured within ten (10) days after receipt by the Company or the Coleman Trust, as applicable, of notice specifying particularly such breach, it being understood, for the purposes of clarity, that the right of MTH to terminate this Agreement pursuant to the terms of this Section 10.1(a)(ii) shall not be available if MTH, in whole or in part, caused or contributed to any applicable breach by the Company;

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(iii)        by mutual agreement of the Coleman Trust and MTH;

(iv)        by either the Coleman Trust, on the one hand, or MTH, on the other, if the Closing shall not have occurred on or before September 15, 2014 (the “Drop Dead Date”); provided that the Party seeking to terminate this Agreement shall not because of its (or in the case of a termination sought by MTH, any MTH Party’s) breach of any representation, warranty, covenant or agreement contained herein have caused the Closing not to have occurred by the Drop Dead Date; or

(v)         by the Coleman Trust, on the one hand, or by MTH, on the other hand, if there shall be a final nonappealable order of a federal or state court in effect preventing the consummation of the transactions contemplated by this Agreement, or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions by any Government Authority which would make the consummation of the transactions illegal.

(b)          In the event of the termination of this Agreement pursuant to Section 10.1(a), (i) the transactions contemplated hereunder shall be abandoned and the Parties shall have no obligations with respect thereto; (ii) the provisions of this Article X, XI, and Article XII (exclusive of Section 12.19) shall remain in full force and effect and survive any termination of this Agreement; and (iii) notwithstanding the immediately preceding clause (i) of this Section 10.1(b), each Party shall remain liable for any breach of this Agreement prior to its termination.

(c)          MIC shall pay to the Coleman Trust a termination fee of Twenty Five Million Dollars ($25,000,000) (inclusive of fees and expenses payable under Section 12.1(b)) in the event that this Agreement is terminated pursuant to Sections 10.1(a)(i), 10.1(a)(iv) (solely to the extent that the failure to consummate the Closing prior to the Drop Dead Date (i) was not the result of a breach of this Agreement by the Coleman Trust or the Company that would give MTH a right to terminate this Agreement pursuant to Section 10.1(a)(ii) or a failure of the Coleman Trust or the Company to satisfy the conditions specified in Section 7.5) or (ii) did not occur as a result of (A) a third party failing to deliver any consent, license, permit or approval set forth on Schedule 7.5(g) or (B) the failure of any condition set forth on Section 7.3 to be satisfied, in case of each of the foregoing clauses (A) or (B), except to the extent caused by any MTH Party) unless the failure of this condition was caused in whole or in part by a breach by the Company (other than a breach by the Company caused, in whole or in part, by an MTH Party in violation of its obligations under Section 6.18) or the Coleman Trust of any representation, warranty, covenant or agreement set forth in this Agreement. Payment of the full amount described in this Section 10.1 shall be the sole and exclusive remedy of the Company and the Coleman Trust for termination of this Agreement by MTH pursuant to Sections 10.1(a)(i) or 10.1(a)(iv). The amount contemplated by this Section 10.1(c), if payable pursuant to the terms hereof, shall be paid by wire transfer of immediately available funds to one or more accounts designated in writing by the Coleman Trust within three (3) Business Days of the termination of this Agreement.

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ARTICLE XI
DEFINITIONS

11.1.      Defined Terms. As used herein, the terms defined below shall have the following meanings. Any of these terms, unless the context otherwise requires, may be used in the singular or plural depending on the reference.

“Acquisition” shall have the meaning set forth in the recitals to the Agreement.

“Acquisition Interests” shall have the meaning set forth in Section 1.2.

“Affiliate” shall mean as to any Party, any Person which directly or indirectly, is in control of, is controlled by, or is under common control with, such Party. For purposes of this definition, an entity shall be deemed to be “controlled by” a Person if the Person possesses, directly or indirectly, power either to (i) vote ten percent (10%) or more of the securities (including convertible securities) having ordinary voting power or (ii) direct or cause the direction of the management or policies of such entity whether by contract or otherwise; and, as to a Party who is a natural person, such person’s spouse, parents, siblings, ascendants descendants or descendant’s spouses or any entity controlled by them or any one of them.

“Aggregate Repurchase Price” shall have the meaning set forth in Section 6.12.

“Agreed Tax Rate” means forty-one percent (41%).

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Balance Sheet Date” shall mean March 31, 2014.

“Benefit Plans” shall have the meaning set forth in the Section 6.20.

“Bonus Pool” shall have the meaning set forth in the Section 6.22.

“Business Day” means any day, excluding Saturday, Sunday and any day on which banking institutions in New Orleans, Louisiana or New York, New York are authorized by law to be closed.

“Cash Purchase Price” shall have the meaning set forth in the Section 1.2.

“Charitable Contribution Amounts” shall have the meaning set forth in Section 6.23.

“Claims” shall have the meaning set forth in the Section 9.2.

“Claim Notice” shall have the meaning set forth in the Section 9.2(a).

“Closing” shall have the meaning set forth in the Section 2.1.

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“Closing Cash Purchase Price” shall have the meaning set forth in Section 1.3.

“Closing Date” shall have the meaning set forth in the Section 2.1

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Coleman Lawyer” shall mean Coleman, Johnson, Artigues & Jurisich L.L.C.

“Coleman Related Person Payments” shall mean an aggregate dollar amount equal to the amount of cash or other property paid by the Company or any Subsidiary to any Related Person from April 29, 2014 through the Closing Date (other than any such amounts paid in the ordinary course of business consistent with past practice, which shall include, without limitation, the items set forth on Schedule 1.3(b)) as set forth on Schedule 1.3(a).

“Coleman Shares” shall have the meaning set forth in the recitals to the Agreement.

“Coleman Transaction Costs” shall have the meaning set forth in Section 1.4(a)(vi).

“Coleman Trust” shall have the meaning set forth in the preamble to the Agreement.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Common Stock” shall have the meaning set forth in the recitals to the Agreement.

“Company’s Knowledge” shall mean the actual knowledge of each of Thomas B. Coleman, James J. Coleman, Jr., James O. Coleman, Richard D. Courtney, John Siragusa, Dave Glaviano, Edward Walker and Richard Jurisich, in each case, of the facts and circumstances giving rise to the breach of the applicable representation, warranty, covenant or agreement.

“Confidential Information” shall mean any information concerning the assets, business and affairs of the Company or any Subsidiary, but excluding information that (i) is already generally available to the public, (ii) becomes publicly known through no wrongful act or omission of the Coleman Trust.

“Contract” shall mean any written, legally binding note, bond, mortgage, contract, license, lease, sublease, covenant, commitment, power of attorney, proxy, indenture, purchase and sale orders, or other agreement or arrangement to which the Company, a Subsidiary is a party or by which the Company or a Subsidiary or any of their respective assets or property is bound.

“Covered Employee” shall have the meaning set forth in the Section 6.20.

“CT Indemnified Party” shall have the meaning set forth in the Section 9.1(b).

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“D&O Costs” shall have the meaning set forth in the Section 6.19(b).

“D&O Indemnified Parties” shall have the meaning set forth in the Section 6.19(a).

“D&O Indemnifying Party” shall have the meaning set forth in the Section 6.19(b).

“Damages” shall mean any and all Liabilities, losses, claims, demands, damages (including punitive damages only to the extent included in a third-party claim), lawsuits, proceedings, penalties, fines, Taxes, interest and costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements). Damages, as determined under Section 9.1(a) shall include any Damages incurred at or suffered by the Company.

“Direct Claim” shall have the meaning set forth in the Section 9.2(a).

“Discretionary Employee Payments” shall have the meaning set forth in the Section 6.22.

“Drop Dead Date” shall have the meaning set forth in Section 10.1(a)(iv).

“Effective Time” shall mean the time at which the Closing will be deemed effective, which shall be as of 12:01 a.m. on the Closing Date.

“Encumbrance” shall mean any valid claim, lien, pledge, option, charge, easement, security interest, right-of-way, encumbrance, mortgage or other valid right.

“Environmental Law(s)” means each and every Law, Order or Permit or similar requirement of each and every Government Authority, pertaining to (i) the protection of human health, safety, the environment, natural resources and wildlife, (ii) the protection or use of surface water, groundwater, rivers, and other bodies of water, (iii) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Substance or (iv) pollution.

“Equity Financing” shall mean the consummation by MTH (or its Affiliates) of an equity capital raising transaction, on terms and conditions satisfactory to MTH in its sole discretion.

“Escrow Agreement” shall have the meaning set forth in Section 6.22.

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Facility Agreements” shall mean the Leases, the Property Agreements and the Permits.

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“Family Group” shall mean, with respect to any individual, such individual’s (i) spouse, former spouse, descendants (whether natural or adopted), parents, and siblings, (ii) the descendants of any of the individuals described in the foregoing clause (i) (collectively, the individuals described in the foregoing clauses (i) and (ii) “Relatives”), and (iii) any trust for the benefit of such individual and/or such individual’s Relatives.

“Financial Statements” shall mean the unaudited consolidated balance sheet of the Company at March 31, 2014 and the unaudited consolidated statements of income, cash flows and retained earnings of the Company for the three-month period ended March 31, 2014.

“Financing” shall mean the consummation by MTH (or its Affiliates) of a capital raising transaction (whether equity or debt), on terms and conditions satisfactory to MTH in its sole discretion, resulting in the receipt by MTH (or its Affiliates) of net proceeds sufficient, in MTH’s sole discretion, to consummate the transactions contemplated hereunder.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Government” shall mean any agency or instrumentality of the United States of America or Canada or any state, province, territory or subdivision thereof and any agency or instrumentality of any of the foregoing.

“Government Authority” shall mean any court, tribunal, arbitrator, authority (including any quasi-governmental authority), agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city, municipal or other political or governmental subdivision.

“Hazardous Substance(s)” means any substance which is (i) defined as a hazardous substance, hazardous material, hazardous waste, pollutant or contaminant under any Environmental Laws, (ii) a petroleum hydrocarbon, including crude oil or any fraction thereof and any byproduct or derivative of any hydrocarbon or petroleum product, (iii) hazardous, toxic, corrosive, flammable, explosive, infectious, radioactive or carcinogenic, or (iv) subject to investigation, remediation, or corrective action pursuant to any Environmental Laws.

“Improvements” shall have the meaning set forth in the definition of Real Property.

“Interim Company Covenants” shall have the meaning set forth in the Section 6.18.

“Indebtedness” shall mean any (i) obligations relating to indebtedness for borrowed money or for the deferred purchase price of property or services (including reimbursement obligations related to banker’s acceptances, surety bonds or letters of credit, whether or not matured), (ii) obligations evidenced by a note, bond, debenture or similar instrument, (iii) capital lease obligations, (iv) letter of credit arrangements, (v) obligations in respect of futures contracts, forward contracts, swaps, options, hedging or similar arrangements, (vi) obligations of the types referred to in the preceding clauses (i) through (v) of any other Person guaranteed by Company or Subsidiary or secured by a Encumbrance on any assets of the Company or any Subsidiary and (vii) declared, but unpaid, dividends or distributions.

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“Land” shall have the meaning set forth in the definition of Real Property.

“Law” shall mean any statute, regulation, ordinance, code, Order, the common law or any official act of or by any Government Authority.

“Lazard” shall mean Lazard Freres & Co., LLC.

“Leases” shall mean all oral or written leases, subleases, licenses, concession agreements or other use or occupancy agreements, pursuant to which the Company or any Subsidiary leases to or from any other party any real property, including all renewals, extensions, modifications or supplements to any of the foregoing or substitutions for any of the foregoing.

“Lender Consents” shall have the meaning set forth in the Section 7.5(h).

“Liability” shall mean, without limitation, any liability, indebtedness, guaranty, endorsement, claim, loss, damage, cost, expense, obligation or responsibility, whether accrued, absolute, contingent, mature, unmature, fixed or unfixed, liquidated or unliquidated, secured or unsecured.

“Material Adverse Effect” shall mean a material adverse effect on the assets, the business or its condition (financial or otherwise), properties, or Liabilities of a Person; provided, however, that any such effect resulting or arising from or relating to any of the following matters shall not be considered when determining whether a material adverse effect has occurred or would reasonably be expected to occur: (i) any conditions in the general economy or the general economy in the geographic area in which such Person operates or developments or changes therein; (ii) political conditions, including acts of war (whether or not declared), armed hostilities and terrorism, or developments or changes therein; (iii) any conditions resulting from natural disasters; (iv) compliance by such Person with its covenants and agreements contained in this Agreement; (v) the announcement of this Agreement or the transactions contemplated hereby; or (vi) changes in any laws or accounting principles, in each of the foregoing cases in clauses (i) through (iii) immediately above, which do not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole.

“Material Interest” shall mean any direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests of a Person or any equity securities or other equity interests in a Person.

“MIC” shall have the meaning set forth in the preamble to this Agreement.

“MIC Directors” shall mean James Hooke, James May and Todd Weintraub.

“MIC SEC Reports” shall have the meaning set forth in Section 5.5(a).

“MTH” shall have the meaning set forth in the preamble to this Agreement.

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“MTH Indemnified Party” shall have the meaning set forth in Section 9.1(a).

“MTH Parties” shall mean MTH, Newco, and MIC.

“MTH Released Parties” shall have the meaning set forth in the Section 12.19(a).

“MTH Released Claims” shall have the meaning set forth in Section 12.19(b).

“MTH Retained Claims” shall have the meaning set forth in Section 12.19(b).

“MTH’s Knowledge” (including words or phrase of similar import) shall mean the actual knowledge of each of James Hooke, James May, Todd Weintraub, Matthew Rosenboom, and Mike Kernan, in each case, of the facts and circumstances giving rise to the breach of the applicable representation, warranty, covenant or agreement.

“Mutual Release” shall have the meaning set forth in Section 7.5(p).

“Newco” shall have the meaning set forth in the preamble to this Agreement.

“NYSE” shall mean the New York Stock Exchange.

“Offering Documents” shall have the meaning set forth in the Section 6.14.

“Order” shall mean any decree, injunction, judgment, order, ruling, writ, quasi-judicial decision or award or administrative decision or award of any federal, state, local, foreign or other court, arbitrator, mediator, tribunal, administrative agency or Government Authority to which any Person is a party or that is or may be binding on any Person or its securities, assets or business

“Parties” shall have the meaning set forth in the preamble of the Agreement.

“Permit” shall mean any material permits, licenses, certificates, approvals, orders, authorizations, registrations, franchises and related instruments or rights required by any Law for the construction, ownership, operation or modification of the Related Real Property or for the conduct of the business of the Company or any Subsidiary.

“Permitted Encumbrances” shall have the meaning set forth in the Section 1.1.

“Permitted Liens” means (a) those Encumbrances set forth in Schedule 11.1(a); (b) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (c) other imperfections of title or encumbrances, if any, that do not, individually or in the aggregate, materially impair the continued use and operation of the property encumbered thereby, as presently conducted or materially and adversely affect the value or marketability of the applicable property; (d) easements, covenants, rights-of-way and other similar restrictions of record, if any, that do not, individually or in the aggregate, materially impair the continued use and operation of the property encumbered thereby, as presently conducted or materially and adversely affect the value or marketability of the applicable property; (e) matters that would be disclosed by a current, accurate and complete ALTA survey of each parcel of the applicable parcel of Real Property; (f) statutory liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceeding; and (g) as to any leased Real Property, the terms and conditions of the applicable agreements pursuant to which such Real Property is leased.

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“Person” shall mean any person, limited liability company, partnership, trust, unincorporated organization, corporation, association, joint stock company, business, group, Government Authority or other entity.

“Personal Property” shall mean all furniture, equipment, leasehold improvements, motor vehicles and all other tangible personal property owned or leased by the Company or a Subsidiary.

“Pre-Closing Period” shall mean the period from the date hereof through and including the earlier of the Closing and the termination of this Agreement in accordance with its terms.

“Pre-Closing Tax Period” shall mean any taxable period that ends on or before the Closing Date.

“Property Agreement” shall mean all material easement, development, cooperation, maintenance, commission, architectural, parking, supply or service contracts, warranties, guarantees and bonds and other public, governmental, quasi-governmental, or private agreements, enactments or encumbrances related directly or indirectly to the Land or Improvements that will remain in existence after Closing.

“Purchase Price” shall have the meaning set forth in Section 1.2.

“Real Property” shall mean (i) all of those tracts of land described in Schedule 3.3(a) attached hereto and incorporated herein by reference, together with all rights and appurtenances pertaining to such land, including, without limitation, (a) all minerals, oil, gas, and other hydrocarbon substances, if any, thereon, (b) all material adjacent strips, streets, roads, alleys and rights-of-way, public or private, open or proposed, (c) all material easements, privileges, and hereditaments, whether or not of record, and (d) all material access, air, water, riparian, development, and utility rights (collectively, the “Land”); and (ii) all of the material improvements and structures located in, on, under or over the Land (collectively the “Improvements”)

“Registration Rights Agreement” shall have the meaning set forth in Section 1.4(c)(i).

“Related Party Contract” shall mean any Contract by which a Related Person is a party with the Company or any Subsidiarity or Affiliate.

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“Related Person” shall mean, (i) with respect to a particular individual: (a) each other member of such individual’s Family Group; (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family Group; (c) any Person in which such individual or members of such individual’s Family Group hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which such individual or one or more members of such individual’s Family Group serves as a director, officer, partner, executor, or trustee (or in a similar capacity); and (ii) with respect to a specified Person other than an individual: (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (b) any Person that holds a Material Interest in such specified Person; (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (d) any Person in which such specified Person holds a Material Interest; (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (f) any Related Person of any individual described in clause (i)(b) or (i)(c).

“Related Real Property” shall mean any real property that is contiguous to any Real Property or any real property leased by the Company or a Subsidiary pursuant to a Lease, in each case, which is owned (whether full, partial or otherwise), leased or otherwise used by the Coleman Trust, a Trust Beneficiary, any Affiliate or Related Person of the Coleman Trust or any Trust Beneficiary or any officer, director, or employee of the Company or any Subsidiary, and the assets identified as the Magnolia land on the Lower Mississippi River, as further described on Schedule 4.7. Notwithstanding the foregoing, for the purposes of clarity, Related Real Property shall not include the Real Property subject to the Agreement of Lease, made and entered into as of August 1, 2004, by and between International Properties, L.L.C., as lessor, and International Matex Tank Terminals, as lessee, relating to the property at 321 St. Charles Avenue, New Orleans, Louisiana 70130.

“Related Real Property Owner” shall mean any owner of or holder of any leasehold interest in any Related Real Property.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including without limitation the abandonment or discarding of barrels, containers, and other receptacles containing any Hazardous Substance).

“Releasing MTH Person” shall have the meaning set forth in Section 12.19(b).

“Releasing Trust Person” shall have the meaning set forth in Section 12.19(a).

“Repurchased Shares” shall have the meaning set forth in Section 6.12.

“Restrictive Covenant Agreement” shall have the meaning set forth in Section 7.5(n).

“SEC” means the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

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“Service Providers” shall mean the material professional service providers of the Company and the Subsidiaries for the past three (3) years as set forth on Schedule 11.1(b), consisting of providers the following professional services: legal, regulatory (e.g., lobbying services), financial or advisory (e.g., investment banking), environmental, tax, accounting, and auditing services (but excluding, for the purposes of clarity, any providers of construction-related services or engineering services). For purposes of the definition of “Service Providers”, “material” shall mean, with respect to an applicable service provider, the incurrence by the Company or a Subsidiary of any payments in excess of $100,000 in any twelve (12) month period over the past three (3) years.

“Shareholders’ Agreement” shall mean that certain Shareholders’ Agreement of the Company attached hereto as Exhibit G.

“Significant Contracts” shall have the meaning set forth in the Section 3.3(a).

“Solvent” shall have the meaning set forth in the Section 5.8.

“Specified Contracts” means (i) that certain Agreement of Lease, made and entered into as of August 1, 2004 by and between International Properties, L.L.C., as lessor, and International Matex Tank Terminals, as lessee, and (ii) the Contracts identified on Schedule 11.1(c) attached hereto.

“Straddle Period” means any taxable period that includes, but does not end on, June 30, 2014 (or, if earlier, the Closing Date).

“Subsidiary” shall mean any Person of which (a) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by another Person (“Parent”) or (b) Parent is entitled, directly or indirectly, to appoint a majority of the board of directors or managers or comparable supervisory body of such Person.

“Tax” or “Taxes” shall mean any net income, capital gains, gross income, gross receipts, net receipts, sales, use, transfer, ad valorem, value added, franchise, profits, license, capital, withholding, payroll or other employment, estimated, goods and services, severance, excise, stamp, registration, recording, occupation, premium, personal property, real property, unclaimed property, social security, environmental (including Code Section 59A), alternative or add-on, registration, windfall profits or other tax or customs duties or amount imposed by (or otherwise payable to) any Government Authority, or any interest, any penalties, additions to tax or additional amounts assessed, imposed, or otherwise due or payable under applicable laws with respect to taxes, in each case, whether disputed or not.

“Tax Contest” shall have the meaning set forth in the Section 6.8(c).

“Tax Return” shall any report, return, statement, claim for refund, election, declaration, information return or other information with respect to any Tax required to be filed, permitted to be filed or actually filed with a taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” shall have the meaning set forth in the Section 9.2(b).

“Transfer Taxes” shall have the meaning set forth in Section 6.8(b).

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“Trust Beneficial Owners” shall mean the beneficial owners of the shares of the Company Common Stock owned by the Coleman Trust, James J. Coleman, Jr., Peter D. Coleman, Dian C. Winingder and Thomas B. Coleman.

“Trust Released Parties” shall have the meaning set forth in Section 12.19(b).

“Trust Retained Claims” shall have the meaning set forth in Section 12.19(a).

ARTICLE XII
MISCELLANEOUS

12.1.      Expenses.

(a)          Except as otherwise specifically provided in this Agreement (including Section 1.4), each of the Coleman Trust and MTH Parties shall bear their own respective fees and expenses (including, without limitation, financial advisory fees, legal fees and expenses, broker and finder fees, fees and expenses of accountants) incurred in connection with the negotiation and preparation of this Agreement and in connection with all obligations required to be performed by them under this Agreement; provided, however, in no event shall any fees or expenses incurred by the Coleman Trust (or any of its Affiliates), the Trust Beneficial Owners or the Company in connection with this Agreement or the transactions contemplated hereunder or the negotiation thereof (including any fees and expenses of legal counsel (including The Coleman Firm), financial advisors (including Lazard) and any other counsel or advisors engaged by the Coleman Trust, the Trust Beneficial Owners or the Company in connection herewith) be paid by the Company or any of its Subsidiaries, and any such fees and expenses shall be paid directly by the Coleman Trust at or prior to Closing. Subject to the terms of Article IX and Section 12.19, the Coleman Trust shall bear its own legal and other fees and expenses incurred in connection with this Agreement after the Closing, including any related broker’s or finder’s fees.

(b)          Notwithstanding the foregoing, (i) should the Closing not occur due to a breach of this Agreement by the Coleman Trust and resultant termination of this Agreement pursuant to Section 10.1(a)(ii), all reasonable, documented third-party expenses of MTH and Newco (including, without limitation, financial advisory fees, legal fees and expenses, broker and finder fees, fees and expenses of accountants) incurred by MTH and Newco in connection with the transactions contemplated hereby prior to the date of termination of this Agreement shall be borne by the Coleman Trust; or (ii) should the Closing not occur due to a breach of this Agreement by a MTH Party and resultant termination of this Agreement pursuant to Section 10.1(a)(i), all reasonable, documented third-party expenses of the Coleman Trust (including, without limitation, financial advisory fees, legal fees and expenses, broker and finder fees, fees and expenses of accountants) incurred by the Coleman Trust in connection with the transactions contemplated hereby prior to the date of termination of this Agreement shall be borne by the MTH Parties; provided, however, with respect to clause (i) or (ii) above, such expenses shall not include any break-up fees or any success, termination or other related premium fees of any Person (including Lazard). The foregoing reimbursement of expenses shall not be in lieu of any claim for Damages resulting from a Party’s breach.

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12.2.      Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon MTH, MIC, Newco, the Company and the Coleman Trust and their respective successors and assigns; provided, however, that the Company, the Coleman Trust, Newco, MIC, and MTH may not make any assignment of this Agreement or any interest herein without the prior written consent of each of the other Parties, and any purported assignment in violation of the foregoing shall be void ab initio.

12.3.      Governing Law; Consent to Jurisdiction.

(a)          This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Delaware, without regard to conflict of law principles.

(b)          The Parties irrevocably submit to the exclusive jurisdiction of (i) the Delaware Court of Chancery and (ii) any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery lacks jurisdiction over a particular matter, any state or federal court within the State of Delaware), for the purposes of any dispute arising out of this Agreement or the transactions contemplated hereby (and each Party agrees that no such dispute relating to this Agreement or the transactions contemplated hereby shall be brought by it except in such courts). The Parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Delaware Court of Chancery or (ii) any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery lacks jurisdiction over a particular matter, any state or federal court within the State of Delaware) or that any such proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties further agrees that any final and non-appealable judgment against a Party in connection with any proceeding shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

12.4.      Remedies; Injunctive Relief. Each Party hereto acknowledges that the other Parties may be irreparably harmed and that there may be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to, but not in lieu of, any other remedies which may be available upon the breach of any such covenants or agreements, each Party hereto shall have the right to seek to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to seek to obtain specific performance of, the other Parties’ covenants and agreements contained in this Agreement, in each case, without the obligation of posting bond or other form of security. All rights and remedies of the Parties under this Section 12.4 shall be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable.

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12.5.      WAIVER OF A JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT, THE SUBJECT MATTER HEREOF OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO IN CONNECTION WITH ANY SUCH AGREEMENTS, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 12.5 WITH THE COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

12.6.      Severability. Each section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

12.7.      Amendment. This Agreement may be amended, supplemented or modified by execution of an instrument in writing signed by or on behalf of each Party hereto.

12.8.      Waiver. The Coleman Trust, on the one hand, and MTH on the other, may to the extent permitted by applicable law (a) extend the time for the performance of any of the obligations or other acts of the MTH Parties (in the case of a waiver by the Coleman Trust) or extend the time for the performance of any of the obligations or other acts of the Coleman Trust (in the case of a waiver by the MTH Parties), (b) waive any inaccuracies in the representations and warranties of the MTH Parties contained herein or in any document delivered pursuant hereto (in the case of a waiver by the Coleman Trust) or waive any inaccuracies in the representations and warranties of the Coleman Trust or the Company contained herein or in any document delivered pursuant hereto (in the case of a waiver by the MTH Parties) (c) waive compliance with any of the agreements of the of the MTH Parties contained herein or in any document delivered pursuant hereto (in the case of a waiver by the Coleman Trust) or waive compliance with any of the agreements of the of the Coleman Trust contained herein or in any document delivered pursuant hereto (in the case of a waiver by the MTH Parties). No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any Party of any term of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term of this Agreement on any future occasion.

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12.9.      Notices. All notices, requests, consents, waivers, and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (a) if personally delivered, upon delivery or refusal of delivery; (b) if mailed by registered or certified United States mail, return receipt requested, postage prepaid, upon delivery or refusal of delivery; (c) if sent by a nationally recognized overnight delivery service, upon delivery or refusal of delivery; or (d) if by electronic transmission upon confirmation of receipt of such transmission; provided that such Party shall deliver notice by a method set forth in clause (a), (b) or (c) above immediately thereafter. All notices, consents, waivers, or other communications required or permitted to be given hereunder shall be addressed as follows:

(a)	If to any MTH Party:

MACQUARIE TERMINAL HOLDINGS, LLC

125 West 55th St, New York, NY 10019

Attention:	Michael Kernan
Telephone:	212-231-1849
Facsimile:	212-231-1828

Email:	michael.kernan@macquarie.com

with copies (which shall not constitute notice) to:

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois 60601

Attention:	Brian J. Kozlowski
Telephone:	312-558-5600
Facsimile:	312-558-5700
Email:	bkozlowski@winston.com

(b)	If to the Coleman Trust:

THE VOTING TRUST FOR IMTT HOLDINGS INC.

Thomas B. Coleman

James J. Coleman, Jr.

James O. Coleman

Dian Coleman Winingder

321 St. Charles Avenue, 10th Floor Suite

New Orleans, LA 70130

Telephone:(504) 586-8300

Attention: Richard B. Jurisich, Jr.

Email:	rjurisich@cjajlaw.com

with copies (which shall not constitute notice) to:

Coleman, Johnson, Artigues & Jurisich, L.L.C.

321 St. Charles Avenue, 10th Floor Suite

New Orleans, LA 70130

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Telephone:(504) 586-8300

Attention: Richard B. Jurisich, Jr.

Email:	rjurisich@cjajlaw.com

and

Akin Gump Strauss Hauer & Feld LLP
2029 Century Park East, Suite 2400
Los Angeles, CA 90067
Fax: (310) 229-1001
Attention: David Antheil

Email:	dantheil@akingump.com

(c)	If to the Company (prior to Closing):

IMTT Holdings, Inc.

321 St. Charles Avenue 10th Floor Suite

New Orleans, LA 70130

Telephone:(504) 586-8300

Attention: Richard D. Courtney

Email: rickcourtney@imtt.com

with a copy (which shall not constitute notice) to:

Coleman, Johnson, Artigues & Jurisich, L.L.C.

321 St. Charles Avenue, 10th Floor Suite

New Orleans, LA 70130

Telephone:(504) 586-8300

Attention: Richard B. Jurisich, Jr.

Email:	rjurisich@cjajlaw.com

or at such other address or addresses as the Party addressed may from time to time designate in writing pursuant to notice given in accordance with this section.

12.10.    Complete Agreement. This Agreement, those documents expressly referred to herein, including all exhibits and schedules hereto, and the other documents of even date herewith embody the complete agreement and understanding among the Parties and supersede and preempt any prior understandings, agreements or representation by or among the Parties, written or oral, which may have related to the subject matter herein.

12.11.    Absence of Third Party Beneficiary Rights. Except as expressly contemplated herein and except for the Trust Released Parties, the MTH Released Parties, and the D&O Indemnified Parties (each of whom is an express third-party beneficiary of this Agreement), no provision of this Agreement is intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, stockholder, employee or partner of any Party hereto or any other Person.

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12.12.    Mutual Drafting. This Agreement is the mutual product of the Parties, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the Parties, and shall not be construed for or against any Party hereto.

12.13.    Further Representations. Each Party acknowledges and represents that it has been represented by its own legal counsel in connection with the transaction contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each Party further represents that it is being independently advised as to the Tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other Party as to such Tax consequences.

12.14.    Public Disclosure. No Party shall make any public disclosure (whether or not in response to an inquiry of the existence or subject matter of this Agreement) unless (a) previously approved by the other Parties hereto or (b) required by law or otherwise believed by the disclosing party to be necessary to comply with any stock exchange or securities law disclosure requirements. A Party, with respect to each such disclosure contemplated by clause (b) of the immediately preceding sentence, shall provide the other Parties with prior notice and a reasonable opportunity to review and provide input relating to such disclosure, solely to the extent practicable and permitted by Law. The foregoing is not intended to, and shall not be construed to prohibit, any Party from making any such disclosure as such Party deems required in order to exercise its rights and remedies hereunder or defend against any claim against such Party in connection with the transactions contemplated herein.

12.15.    Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

12.16.    Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed and delivered shall be deemed an original and all of which, taken together, shall constitute the same agreement. This Agreement and any document or schedule required hereby may be executed by facsimile signature or other electronic copies of signatures which shall be considered legally binding for all purposes.

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12.17.    Certain Interpretive Matters. In this Agreement, unless the context otherwise requires: (a) words of the masculine or neuter gender include, as applicable, the masculine, neuter and/or feminine gender, and words in the singular number or in the plural number each include, as applicable, the plural number or the singular number; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any instrument or document contemplated hereby has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term; (e) reference to any law (including statutes and ordinances) means such law as amended, modified codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; (f) any agreement, instrument, insurance policy, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (g) references to any Section, Exhibit or Schedule are to the Sections, Exhibits and Schedules of this Agreement unless otherwise expressly stated; (h) references to a number of days shall be deemed to refer to calendar days unless such reference is specifically to “Business Days”; (i) references to “hereof,” “herein,” “hereby” and similar terms shall refer to this entire Agreement (including the Schedules and Exhibits hereto); (j) the words “will” and “will not” are expressions of command and not merely expressions of future intent or expectation; and (k) all amounts expressed in this Agreement and all payments required by this Agreement are in United States dollars.

12.18.    Acquisition Interests Legend. Each certificate representing an Acquisition Interest shall bear the following legend:

“The LLC Interests represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and cannot be sold or otherwise transferred unless registered under the Securities Act or unless the holder of such LLC Interests furnishes to Macquarie Infrastructure Company LLC (the “Company”) an opinion of counsel in form and substance reasonably satisfactory to the Company that an exemption to the registration requirements is available.

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12.19.    Mutual Release.

(a)          Except for the Trust Retained Claims, effective as of the consummation of the Closing, the Coleman Trust hereby, on its own behalf and on behalf of its former, current or future parents, Subsidiaries, and Affiliates (including controlling persons) (each a “Releasing Trust Person”), through or on behalf of such Releasing Trust Person, forever fully, unequivocally and irrevocably releases and discharges and agrees to hold harmless to the fullest extent permitted by law MTH, MIC, Newco, the Company, the Subsidiaries and each of their respective Affiliates, each of the MIC Directors (in their capacities as directors of the Company and its Subsidiaries) and each of the foregoing Person’s respective Affiliates and such Person’s and its respective Affiliates’ past, present and future shareholders, directors, officers, partners, managers, members, employees, counsel, agents and representatives and each of their respective successors and assigns, in each case, as and to the extent applicable (collectively, the “MTH Released Parties”) from any and all past or present, direct, indirect and derivative actions, suits, claims, rights, counts, sums of money, attorneys’ fees, covenants, agreements, demands, debts, promises, judgments, Liabilities, obligations of any kind whatsoever in law or equity and counts and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses of any kind or nature) on or prior to the Closing, arising out of or related to the Coleman Trust’s ownership (directly or indirectly) of equity in the Company, the Shareholders’ Agreement, the Company, the Subsidiaries or any matter, cause or event occurring on or prior to the Closing, which any Releasing Trust Person can, shall or may have against any MTH Released Party or the MTH Released Parties, whether known or unknown, foreseen or unforeseen, concealed or hidden, suspected or unsuspected, anticipated or unanticipated, both at law or in equity, whether or not arising contemporaneously with or prior to the Closing, or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing as well as any matter that may now exist or may hereinafter accrue based on matters now known as well as unknown (collectively, the “Trust Released Claims”), and hereby irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced or consenting to the commencement of) any proceeding of any kind before any Government Authority, against any MTH Released Party based upon any Trust Released Claim. Notwithstanding the preceding sentence of this Section 12.19(a), “Trust Released Claims” does not include, and the provisions of this Section 12.19(a) shall not release or otherwise diminish, (i) the obligations of MIC, MTH, Newco or the Company expressly set forth in any provisions of this Agreement or any other agreement or document contemplated herein, (ii) the obligations of the Company or a Subsidiary to indemnify, defend and hold harmless, or advance expenses, to its directors, managers, officers and employees under the Company’s or the Subsidiaries’ governing/organizational documents, (iii) the obligations of any insurer under any insurance policy, or (iv) any of the obligations under the Specified Contracts (collectively, the “Trust Retained Claims”). In furtherance of the foregoing, except as expressly provided herein, the Releasing Trust Persons specifically intend this release to be the broadest possible release permitted under law with respect to the matters released hereunder.

(b)          Except for the MTH Retained Claims, effective as of the consummation of the Closing, each of the Company and the MTH Parties hereby, on its own behalf and on behalf of its respective former, current or future parents, Subsidiaries, and Affiliates (including controlling persons) (each a “Releasing MTH Person”), through or on behalf of such Releasing MTH Person, forever fully, unequivocally and irrevocably releases and discharges and agrees to hold harmless to the fullest extent permitted by law the Coleman Trust, and its successors and assigns, in each case, as and to the extent applicable (collectively, the “Trust Released Parties”) from any and all past or present, direct, indirect and derivative actions, suits, claims, rights, counts, sums of money, attorneys’ fees, covenants, agreements, demands, debts, promises, judgments, Liabilities, obligations of any kind whatsoever in law or equity and counts and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses of any kind or nature) on or prior to the Closing, arising out of or related to the Coleman Trust’s ownership (directly or indirectly) of equity in the Company, the Shareholders’ Agreement, the Company, the Subsidiaries or any matter, cause or event occurring on or prior to the Closing, which any Releasing MTH Person can, shall or may have against any Trust Released Party or the Trust Released Parties, whether known or unknown, foreseen or unforeseen, concealed or hidden, suspected or unsuspected, anticipated or unanticipated, both at law or in equity, whether or not arising contemporaneously with or prior to the Closing, or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing as well as any matter that may now exist or may hereinafter accrue based on matters now known as well as unknown (collectively, the “MTH Released Claims”), and hereby irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced or consenting to the commencement of) any proceeding of any kind before any Government Authority, against any Trust Released Party based upon any MTH Released Claim. Notwithstanding the preceding sentence of this Section 12.19(b), “MTH Released Claims” does not include, and the provisions of this Section 12.19(b) shall not release or otherwise diminish, (i) the obligations of the Coleman Trust, its Affiliates or any of their respective successors or assigns expressly set forth in any provisions of this Agreement or any other agreement or document contemplated herein, (ii) the obligations of any insurer under any insurance policy or (iii) any of the obligations under the Specified Contracts (collectively, the “MTH Retained Claims”). In furtherance of the foregoing, except as expressly provided herein, the Releasing MTH Persons specifically intend this release to be the broadest possible release permitted under law with respect to the matters released hereunder.

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(c)          Without in any way limiting any of the rights and remedies otherwise available to any MTH Released Party, the Coleman Trust and its successors and assigns, jointly and severally, shall indemnify and hold harmless each MTH Released Party from and against all Liabilities, claims, damages and expenses, whether or not involving third party claims, arising directly or indirectly from or in connection with the assertion by or on behalf of the Coleman Trust (including any assertion by any Releasing Trust Person) of any claim or other matter purported to be released pursuant to Section 12.19(a).

(d)          Without in any way limiting any of the rights and remedies otherwise available to any Trust Released Party, the MTH Parties and the Company, jointly and severally, shall indemnify and hold harmless each Trust Released Party from and against all Liabilities, claims, damages and expenses, whether or not involving third party claims, arising directly or indirectly from or in connection with the assertion by or on behalf of any of the MTH Parties or the Company (including any assertion by any Releasing MTH Person) of any claim or other matter purported to be released pursuant to Section 12.19(b).

12.20.    Conflicts and Privilege. The MTH Parties, the Coleman Trust (on its own behalf and on behalf of its beneficiaries) and the Company hereby agree that, in the event a dispute arises after the Closing between the Coleman Trust or any Trust Beneficial Owner, on the one hand, and the Company, its Subsidiaries, or the MTH Parties, on the other hand, that the Coleman Lawyer may not represent any party to that dispute, including the Coleman Trust, any Trust Beneficial Owner, the Company, its Subsidiaries or the MTH Parties in such dispute.

[Signature pages follow]

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IN WITNESS WHEREOF, each Party hereto has caused this Stock Purchase Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

MACQUARIE TERMINAL HOLDINGS LLC

By:	Macquarie Infrastructure Company Inc.
(d/b/a Macquarie Infrastructure Company (US))

By:	/s/

Name:

Title:

MACQUARIE INFRASTRUCTURE COMPANY LLC

By:	/s/

Name:

Title:

MCT HOLDINGS LLC

By:	/s/

Name:

Title:

IMTT HOLDINGS INC.

By:	/s/

Name:

Title:

THE VOTING TRUST OF IMTT HOLDINGS INC.

By:	/s/

Trustees: